UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2015 Proxy Statement Contents

1	Notice of Annual Meeting

2	Proxy Statement Summary

6	Questions and Answers About the Annual Meeting and Voting

10	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Board Leadership Structure and Role in Risk Oversight
Executive Sessions of Directors
Committees and Meeting Attendance
Compensation Committee Interlocks and Insider Participation
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals and Director Nominations
Communications With Directors
Non-Employee Director Compensation

19	Share Ownership

21	Item 1 — Election of Directors

26	The Audit Committee Report

27	Auditors

28	Item 2 — Ratification of Appointment of Auditors

29	Compensation, Governance and Nominating Committee Report

29	Compensation Discussion and Analysis

Executive Summary

Objectives of Dominion’s Executive Compensation Program and the Compensation Decision-Making Process

Elements of Dominion’s Compensation Program

Other Relevant Compensation Practices

50	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

64	Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

65	Item 4 — Approval of Amendment to Bylaws

66	Shareholder Proposals (Items 5-11)

Important Notice Regarding the Availability of Proxy Materials for

Dominion’s 2015 Annual Meeting of Shareholders to be Held on May 6, 2015

Dominion’s Notice of Annual Meeting, 2015 Proxy Statement, 2014 Summary Annual Report

and 2014 Annual Report on Form 10-K are available on our website at

www.dom.com/proxy

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 23, 2015

Dear Fellow Shareholder:

On May 6, 2015, Dominion Resources, Inc. (Dominion) will hold its 2015 Annual Meeting of Shareholders at the Innsbrook Technical Center, 5000 Dominion Boulevard, Glen Allen, VA 23060. The meeting will begin at 9:00 a.m. Eastern Time. Only shareholders who owned stock at the close of business on February 27, 2015, may vote at this meeting or any adjournments that may take place.

Matters to be voted on at this meeting are as follows:

•	Election of the 10 director nominees named in this Proxy Statement;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2015;
•	Advisory vote on approval of executive compensation (Say on Pay);
•	Approval of an amendment to our Bylaws;
•	Seven shareholder proposals, if presented; and
•	Consideration of other business properly presented at the meeting.

We are pleased to deliver proxy materials again this year to shareholders over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost-effective manner. For more information, please see the Notice Regarding the Availability of Proxy Materials narrative on page 6.

This Proxy Statement, our 2014 Summary Annual Report and Dominion’s Annual Report on Form 10-K for the year ended December 31, 2014, will be made available to shareholders electronically on or around March 23, 2015, or mailed on or around the same date to those shareholders who have previously requested printed materials. If you wish to attend the 2015 Annual Meeting, an Admission Ticket and government-issued photo identification are required. To request an Admission Ticket, please see the information on pages 8 and 9.

Please vote your proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid

Senior Vice President,

Chief Administrative & Compliance Officer

and Corporate Secretary

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

• Date and Time:	May 6, 2015, 9:00 a.m.
• Place:	Innsbrook Technical Center, 5000 Dominion Boulevard, Glen Allen, VA 23060
• Record date:	February 27, 2015
• Voting:	Shareholders as of the record date are entitled to vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2015 Annual Meeting.
• Admission:	You must request an Admission Ticket in advance to attend the 2015 Annual Meeting by either emailing us at shareholder.services@dom.com or contacting Dominion Shareholder Services at (800) 552-4034. See pages 8 and 9 for admission requirements. Admission Tickets are not transferrable.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Director Nominees Named in this Proxy Statement	FOR each director nominee	Page 21
Ratification of the Appointment of Deloitte & Touche LLP as our Independent Auditors for 2015	FOR	Page 28
Advisory Vote on Approval of Executive Compensation	FOR	Page 64
Approval of Amendment to Bylaws	FOR	Page 65
All Shareholder Proposals	AGAINST	Page 66

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast unless there is a contested election, in which case the election is by plurality vote.

Nominee	Age	Director Since	Principal Occupation	Committees
William P. Barr	64	2009	Retired Executive Vice President and General Counsel of Verizon Communications Inc.; Former Attorney General of the United States	A; C
Helen E. Dragas	53	2010	President and CEO of The Dragas Companies	F
James O. Ellis, Jr.	67	2013	Former President and CEO of the Institute of Nuclear Power Operations	A
Thomas F. Farrell II	60	2005	Chairman, President & CEO of Dominion
John W. Harris	67	1999	President and CEO of Lincoln Harris LLC	C; L
Mark J. Kington	55	2005	Managing Director of Kington Management, LLC	C; F^
Pamela J. Royal, M.D.	52	2013	Dermatologist and President of Royal Dermatology and Aesthetic Skin Care, Inc. and community leader	A
Robert H. Spilman, Jr.	58	2009	President and CEO of Bassett Furniture Industries, Incorporated	A^; C
Michael E. Szymanczyk	66	2012	Former Chairman and CEO of Altria Group, Inc.	F
David A. Wollard	77	1999	Founding Chairman, Emeritus, Exempla Healthcare	C^

A=Audit; C=Compensation, Governance and Nominating; F=Finance and Risk Oversight; ^ Denotes Chairman of Committee; L=Lead Director

2014 Business Highlights

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In 2014, Dominion capitalized on its experience and strategically located assets to maximize today’s business opportunities and meet tomorrow’s energy needs. We formed a joint venture to build the Atlantic Coast Pipeline, a proposed 550-mile natural gas pipeline that will support growing demand for natural gas-fired generation and gas utility service in Virginia and North Carolina. Our plan to export liquefied natural gas from our Cove Point facility received regulatory approval, facilitating the initial public offering of Dominion Midstream Partners, LP (Dominion Midstream). We also acquired new solar projects that are expected to increase our solar generating capacity more than eight-fold by the end of 2015.

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These and other projects made 2014 a transformational year for Dominion. By executing on our business plan, we delivered value to shareholders with our continued focus on earnings growth through regulated and long-term contracted businesses. Our new investments in energy infrastructure and the creation of Dominion Midstream have positioned Dominion for continued growth opportunities to meet the needs of the U.S. economy.

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We were named Electric Light & Power magazine’s 2014 “Utility of the Year,” an award that reflects our standing as an industry leader and our commitment to our core values of safety, ethics, excellence and One Dominion, our term for teamwork. In February 2015, we were honored to be ranked first on Fortune magazine’s “World’s Most Admired Companies” list in the electric and gas utility category. Dominion also ranked first in our industry for people management, use of corporate assets, quality of management, financial soundness and long-term investment value in the Fortune magazine survey.

•	As shown in the chart below, Dominion’s three-year total shareholder return (TSR) of 62.08% outperformed the Compensation Peer Group median and the Philadelphia Stock Exchange Utility Index.

•	The Board of Directors increased the annual dividend rate by about 7% from $2.25 per share for 2013 to $2.40 per share for 2014.
•	Dominion’s market capitalization was $44.9 billion as of December 31, 2014, which ranked third relative to our Compensation Peer Group.

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Consolidated operating earnings for 2014 were $3.43 per share*, up from $3.25 per share* in 2013, and within our guidance range of $3.35 to $3.65 per share. Consolidated earnings reported under Generally Accepted Accounting Principles (GAAP) were $2.24 per share in 2014, down from $2.93 per share in 2013.

•

We continued to demonstrate our commitment to safety, our first core value. For the second year in a row, we achieved companywide all-time bests for Occupational Safety and Health Administration (OSHA) recordable and lost-time/restricted duty rates, reducing 2013 rates by 11% and 3%, respectively.

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Our core value of excellence was evident in our operational results. The nuclear fleet’s net capacity factor topped 93% for the second year in a row, and Dominion Virginia Power’s System Average Interruption Duration Index (SAIDI) of 154.2 minutes, including major storms, was our best performance since 2001. Excluding major storms, Dominion Virginia Power achieved a SAIDI of 112.9 minutes, its second best performance since we began tracking this statistic.

Compensation Highlights

•	For 2014, Messrs. Farrell and McGettrick each received a 5% base salary increase and Messrs. Christian, Koonce and Heacock received base salary increases of 3%, 8.7% and 10%, respectively.
•	We disclosed consolidated operating earnings per share of $3.43 per share* for the year ended December 31, 2014, which included 100% funding for the 2014 Annual Incentive Plan (AIP).
•

Payout under the 2013 Performance Grants was 155.0% of target. The payout was based on TSR performance in the 89th percentile versus our performance grant peer group over the two-year period ended December 31, 2014, and a Return on Invested Capital (ROIC) percentage of 7.49%. Dominion’s two-year TSR for the period ended December 31, 2014, was 59.7%.

•

Messrs. Farrell and McGettrick each earned performance-based strategic incentive awards for the development of a strategic plan for Dominion Midstream and its role in Dominion’s long-term financial performance as well as development of an enhanced long-term plan for generation, midstream and pipeline opportunities.

•

Dominion also rewarded top executives in connection with the company’s Atlantic Coast Pipeline project; the implementation of the company’s solar energy strategy; and the receipt of all material approvals for the Cove Point liquefaction project, which facilitated Dominion Midstream’s initial public offering.

*	See Reconciliation of 2013 and 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

•	Our performance-driven philosophy is reflected in Mr. Farrell’s compensation, which has closely tracked shareholder value over the past three years:

For purposes of this chart, “total direct compensation” means Mr. Farrell’s total compensation (as reported in the final column in the Summary Compensation Table) less the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table, which are driven primarily by changes in actuarial assumptions and over which the Compensation, Governance and Nominating (CGN) Committee has limited control from year to year. The cumulative three-year TSR in the chart represents the change in value (including reinvested dividends) of a $1,000 investment in Dominion common stock made on January 1, 2012.

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Resources, Inc. (Dominion) common stock as of February 27, 2015 (the record date), and are therefore eligible to vote at Dominion’s Annual Meeting of Shareholders to be held on May 6, 2015 (the 2015 Annual Meeting). These materials allow you to exercise your right to vote at the 2015 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On or around March 23, 2015, we began mailing the Notice to certain shareholders of record as of February 27, 2015, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2015 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board of Directors (the Board) for the 2015 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board and Dominion’s Corporate Secretary as proxies to vote your shares at the 2015 Annual Meeting based on your direction. You also may vote your shares by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion common stock at the close of business on February 27, 2015, may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2015 Annual Meeting. There were 588,376,221 shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 10 director nominees named in this Proxy Statement;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2015;
•	Advisory vote on approval of executive compensation (Say on Pay);
•	Approval of an amendment to our Bylaws;
•	Seven shareholder proposals, if presented; and
•	Other business properly presented at the meeting.

Your Board is soliciting this proxy for the 2015 Annual Meeting and recommends that you vote FOR all of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2015, FOR approving, on a non-binding, advisory basis, the executive compensation of those officers named in this Proxy Statement and FOR approving an amendment to our Bylaws.

Your Board recommends that you vote AGAINST all shareholder proposals presented in this proxy statement.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, Dominion’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

•

If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2015 Annual Meeting.

•	If you attend the 2015 Annual Meeting, you may vote your shares in person. For admission requirements, please see How do I attend the 2015 Annual Meeting in person? on pages 8 and 9.

•

You may revoke your proxy and change your vote before the 2015 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the 2015 Annual Meeting.

•

All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided by the institution that holds your shares.

•

To vote in person at the 2015 Annual Meeting, you must present a government-issued photo identification, admission ticket and a legal proxy provided by the institution that holds your shares. For admission requirements, please see How do I attend the 2015 Annual Meeting in person? on page 8.

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If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2015 Annual Meeting. Please see What is discretionary voting by brokers? on page 8.

Dominion Employee Savings Plan Participants

If your shares are held under one of the Dominion’s Employee Savings Plans (the Plans), you are considered the “Beneficial Owner” of shares held in your plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	Only the Trustee can vote your Plan shares. To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, April 30, 2015.

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You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Plan Trustee, Corporate Election Services, at P.O. Box 125, Pittsburgh, PA 15230-0125.

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The Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The Trustee will keep your vote confidential. Under the terms of the Plans, you are not allowed to vote your own Plan shares, even if you attend the meeting in person.

•

If you do not vote your Plan shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), amendment to Bylaws or on any of the shareholder proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the 2015 Annual Meeting?

In order for us to conduct the 2015 Annual Meeting, a majority of the shares outstanding on the record date of February 27, 2015, must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2015 Annual Meeting in person or if you return a properly executed proxy by mail or place your vote over the Internet or by telephone.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes entitled to be cast is required for approval of the amendment to the Bylaws. All other items on the agenda will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

Will any other matters be voted on at the 2015 Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2015 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2015 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

Do I have to attend the 2015 Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

How do I attend the 2015 Annual Meeting in person?

If you plan to attend the 2015 Annual Meeting, you must request an Admission Ticket in advance.

Please submit your request for an Admission Ticket on or before Thursday, April 30, 2015, by emailing a request to shareholder.services@dom.com or contacting Dominion Shareholder Services at (800) 552-4034. Please provide the following information with your request:

•	your name, mailing address and email address;
•	whether you need special assistance at the meeting; and
•

if your shares are held for you in the name of your broker, bank or other Shareholder of Record, evidence of your stock ownership (such as a current letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of February 27, 2015.

You will need both the Admission Ticket and government-issued photo identification to enter the 2015 Annual Meeting. An authorized proxy must also present an Admission Ticket, government-issued photo identification and proof that he or she is an authorized proxy of a shareholder.

For safety and security reasons, video and still cameras, recording equipment, electronic devices (including cell phones, smartphones, tablets, laptops, other portable electronic devices, etc.), large purses or bags, briefcases and packages will not be permitted in the 2015 Annual Meeting, other than for company-authorized purposes. Security measures may include bag and hand-wand searches. Rules of the meeting will be printed on the back of the agenda given to you at the meeting. We thank you in advance for your patience and cooperation with these rules.

Will seating be limited at the 2015 Annual Meeting?

Yes. Seating will be limited and shareholders will be admitted on a first-come, first-served basis. Admission will begin one hour before the start of the meeting.

Will shareholders be given the opportunity to ask questions at the 2015 Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion will pay for the cost of this proxy solicitation. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2015 Annual Meeting.

Can I access the Notice of Annual Meeting, 2015 Proxy Statement, 2014 Summary Annual Report and 2014 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/proxy or at the website address provided on your proxy card or voting instructions.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, VA 23261; by calling us at (800) 552-4034; or by emailing us at shareholder.services@dom.com.

If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2015 Proxy Statement, 2014 Summary Annual Report and 2014 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Beneficial Owners of shares should contact the institution that holds the shares regarding combined mailing.

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, details of our Bylaws concerning the election of directors by majority vote, the duties and responsibilities of our Lead Director, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct. The CGN Committee regularly reviews our Corporate Governance Guidelines and recommends modifications of these guidelines to the Board when appropriate and when NYSE and U.S. Securities and Exchange Commission (SEC) regulations require changes.

Our Corporate Governance Guidelines may be found on Dominion’s website at https://www.dom.com/library/domcom/pdfs/investors/corp-gov-guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance may be found on the governance page of our website, https://www.dom.com/corporate/investors/governance, including:

•	Information regarding the current members of our Board of Directors;
•	A description of each of our Board committees (Audit, CGN, and Finance and Risk Oversight), as well as each committee’s current charter and members;
•	Our Articles of Incorporation;
•	Our Bylaws;
•	Our related party transaction guidelines;
•	Information related to our political contributions and lobbying activities; and
•	Information about how to communicate with our non-management directors.

Our Code of Ethics and Business Conduct applies to our Board of Directors, our principal executive, financial and accounting officers, and all other employees, and may be found on our website at https://www.dom.com/corporate/investors/governance/governance-guidelines. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this web address.

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or by calling us at (800) 552-4034.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying our independence standards and applicable SEC and NYSE criteria, the Board considers relevant facts and circumstances in making an independence determination.

Our independence standards also include categorical standards that identify categories of commercial and charitable relationships that the Board has determined are not material relationships and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board in determining independence, but are reported to the CGN Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate NYSE rules. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement. The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at https://www.dom.com/library/domcom/pdfs/investors/corp-gov-guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that all members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code (the Code) as well as the requirements to be non-employee directors as prescribed by SEC rules.

Based on the NYSE’s and Dominion’s independence standards and all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Barr, Ellis, Harris, Kington, Spilman and Wollard, Drs. Brown and Royal, and Ms. Dragas. The Board determined that Mr. Farrell is not independent because he is a current Dominion employee. The Board also determined that Mr. Szymanczyk is not independent under the NYSE’s and Dominion’s independence standards because he served as the chief executive officer of Altria Group, Inc., at the same time Mr. Farrell served on the compensation committee of Altria Group, Inc.

In determining the independence of Mr. Harris, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2014 by a law firm that provides services to Dominion and concluded that Mr. Harris did not have a material interest in that employment relationship. Mr. Harris’ son-in-law is employed by the North Carolina office of a law firm used by Dominion. Dominion’s legal work is directed and performed principally by the firm’s lawyers in the Richmond, Virginia, office where Dominion’s headquarters are located. Mr. Harris’ son-in-law became employed by the law firm in January 2011 as an attorney in the financial services litigation practice group and works primarily on matters for banks and other financial service industry participants. Mr. Harris’ son-in-law does not work on any Dominion matter and his compensation is not tied to the work that the firm does for Dominion. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’ independence.

In determining the independence of Dr. Brown, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2014 by Dominion. Dr. Brown’s daughter is a staff attorney with Dominion’s services company. She is not an executive officer of Dominion or any of its subsidiaries. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Dr. Brown’s independence.

RELATED PARTY TRANSACTIONS

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interests arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered in determining the significance of the information to investors.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion and a related person that fall within such categories will not result in the related person having a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and, therefore, are not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at https://www.dom.com/library/domcom/pdfs/investors/related-party-guidelines.pdf.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may approve or ratify only those related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and that are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2014, there have been no related party transactions that were required either to be approved or ratified under Dominion’s related party transaction guidelines or reported under the SEC’s related party transaction rules.

During 2014, Mr. Wohlfarth, the spouse of Ms. Diane Leopold, President of Dominion Energy, one of the company’s principal business units, was employed by Dominion’s services company as Senior Vice President, Regulatory Affairs. Mr. Wohlfarth received aggregate compensation of approximately $1.1 million, consisting of salary, annual and long-term incentive plan payouts, restricted stock (including dividend payments) and other benefits. His compensation and benefits are consistent with the company’s overall compensation principles based on his years of experience, performance and position within the company. The transaction involving the compensation paid to Mr. Wohlfarth was reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

During 2014, Ms. Mathews, the adult, financially independent daughter of Dr. Brown, was employed by Dominion’s services company as a staff attorney. Ms. Mathews’ total compensation for 2014 was approximately $173,000, and she was eligible for company benefits available to all other employees in a similar position. The transaction involving the compensation paid to Ms. Mathews was reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

During 2014, three providers of asset management services were also beneficial owners of at least 5% of Dominion common stock: BlackRock, Inc. (BlackRock), The Vanguard Group (Vanguard) and State Street Corporation (State Street). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•	Affiliates of BlackRock provided asset management services to the company’s pension plan and received approximately $444,000 in fees for such services in 2014.
•	Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $453,000 in fees for such services in 2014.
•

Affiliates of State Street provided asset management services to the company’s pension plan and various trusts associated with the company’s employee benefit plans and received approximately $387,000 in fees for such services in 2014.

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint CEO and Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board of Directors for the reasons set forth below.

The Board believes a combined CEO and Chairman position provides an efficient and effective leadership model for the company. A combined CEO and Chairman role promotes unified leadership and direction for the company and the effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing the energy demands of the communities where Dominion does business, financial and economic issues, and environmental and regulatory challenges of the future.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it appropriate and in the best interests of the company. Also, the Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors, except for Messrs. Farrell and Szymanczyk, are independent and our Audit and CGN Committees of the Board consist entirely of independent directors. Dominion has an independent Lead Director who leads the executive session of our independent, non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines dictate that the non-management directors shall elect an independent Lead Director when the Chairman of the Board is not an independent director. If the Lead Director is not available, the Chair of the CGN Committee acts as the Lead Director. Mr. Harris serves as the Lead Director. The duties and responsibilities of the Lead Director include:

•	Presiding at all meetings of the Board when the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Serving as a liaison on Board-wide issues between the Chairman of the Board and the independent directors;
•	Having the authority to call meetings of the independent directors, as needed;
•	Approving Board meeting agendas and information sent to the Board;
•	Approving Board meeting schedules to assure sufficient time for discussion of all agenda items;
•	Being available for communications if requested by major shareholders; and
•	In consultation with the Board, being authorized to retain independent advisers and consultants on behalf of the Board.

The Lead Director also leads the evaluation of the performance of our CEO, oversees the Board’s annual self-evaluation, encourages and facilitates active participation of all directors, and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director, as well as having a majority of independent directors, provides an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current Board leadership structure enhances its ability to engage in risk oversight because Mr. Farrell’s understanding and insights of the material risks inherent in Dominion’s business allow him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committees’ charters, the Board of Directors and the Audit and Finance and Risk Oversight Committees receive and discuss reports regularly from members of management, including the Chief Risk Officer, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and key policies for all employees as they relate to the company’s risk management practices.

EXECUTIVE SESSIONS OF DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

COMMITTEES AND MEETING ATTENDANCE

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met twelve times in 2014. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors attended the 2014 Annual Meeting of Shareholders.

The Board has established the following standing committees of the Board to assist with the performance of its responsibilities: Audit Committee, CGN Committee, and Finance and Risk Oversight Committee. The Board has adopted charters for each of these committees and these charters are available on our website at https://www.dom.com/corporate/investors/governance/board-committees-and-charters.

Audit Committee

The members of the Audit Committee are Robert H. Spilman, Jr. (chairman), William P. Barr, James O. Ellis, Jr. and Pamela J. Royal. Each member of the Audit Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The Board has also determined that Mr. Spilman and Dr. Royal are “audit committee financial experts” as defined under SEC rules. This committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management, and reviews and discusses periodic reports pertaining to the oversight of nuclear operations.

The Audit Committee also retains the independent auditor for the next year and pre-approves the audit and non-audit services to be provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present. This committee also consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on page 26. In 2014, this committee met nine times.

Compensation, Governance and Nominating Committee

The members of the CGN Committee are David A. Wollard (chairman), William P. Barr, John W. Harris, Mark J. Kington and Robert H. Spilman, Jr. Each member of the CGN Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. This committee consults directly with its independent compensation consultant, Frederic W. Cook & Co. (Cook & Co.), as needed, and with management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with Cook & Co. as needed, without the CEO present, to review and discuss CEO compensation and other matters. The company’s processes for the consideration and determination of executive and director compensation, including the roles of the CGN Committee, management and Cook & Co. in designing our executive and director compensation programs, are discussed in Compensation Discussion and Analysis and Non-Employee Director Compensation.

The CGN Committee is also responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s policies for consideration of director candidates recommended by shareholders, the procedures to be followed by shareholders in submitting such recommendations, the qualifications and skills that the CGN Committee considers, and the process it uses in identifying and selecting director nominees, are discussed in Shareholder Proposals and Director Nominations and Item 1 – Election of Directors. The CGN Committee’s report to shareholders is on page 29. In 2014, this committee met eight times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are Mark J. Kington (chairman), Peter W. Brown, Helen E. Dragas and Michael E. Szymanczyk. Each member of the Finance and Risk Oversight Committee, except for Mr. Szymanczyk, has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage. In 2014, this committee met four times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), for the fiscal year ended December 31, 2014, with the exception of one amended Form 4 filed for Mr. Kington due to an inadvertent clerical error. The amended Form 4 was filed in May 2014 to correct the reported number of shares indirectly acquired as a result of an annual retainer deferral.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2016 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than 5 p.m., Eastern Time, on November 24, 2015. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the 2016 Proxy Statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

To nominate a director at the 2016 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or understandings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2016 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2015 Annual Meeting. This means that for the 2016 Annual Meeting, your notice must be delivered, or mailed and received, between January 7, 2016, and February 6, 2016, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2016 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;
•

The number of shares of stock that you, and any associated person of yours, own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares, and a written agreement by you to update and supplement this information as of the record date for the 2016 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws may be found on our website at https://www.dom.com/library/domcom/pdfs/investors/bylaws.pdf and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website at https://www.dom.com/corporate/investors/governance/contact-the-board. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual director, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chairman, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

NON-EMPLOYEE DIRECTOR COMPENSATION

In accordance with our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. Any changes proposed by the CGN Committee must be approved by the Board. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion common stock. From time to time, the CGN Committee will discuss with its independent compensation consultant trends in director compensation.

Effective May 2014, the components of non-employee director compensation were as follows:

•	Annual cash retainer: $77,500
•	Annual stock retainer: $127,500
•	Lead director annual cash retainer: $27,500
•	Committee chair annual cash retainer: Audit and CGN Committees, $22,500; Finance and Risk Oversight Committee, $15,000
•	Board and committee meeting fees: $2,000 per meeting

The following tables and footnotes reflect the compensation and fees received in 2014 by our non-employee directors for their services. Mr. Farrell does not receive any separate compensation for his service as a director.

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$137,500	$127,505	$5,000	$270,005
Peter W. Brown	111,500	127,505	51,874	290,879
Helen E. Dragas	115,500	127,505	—	243,005
James O. Ellis, Jr.	119,500	127,505	—	247,005
John W. Harris	149,000	127,505	88,487	364,992
Robert S. Jepson, Jr.(4)	12,000	—	11,446	23,446
Mark J. Kington	142,500	127,505	5,000	275,005
Pamela J. Royal	121,500	127,505	2,250	251,255
Robert H. Spilman, Jr.	152,000	127,505	—	279,505
Michael E. Szymanczyk	111,500	127,505	—	239,005
David A. Wollard	150,000	127,505	88,487	365,992
All directors	$1,322,500	$1,275,050	$252,544	$2,850,094

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Ms. Dragas, Mr. Kington and Dr. Royal deferred all fees to stock unit accounts in lieu of cash for their 2014 meeting fees and annual cash retainer. Mr. Szymanczyk received stock in lieu of cash for his 2014 meeting fees and deferred his annual cash retainer to a stock unit account.

(2) Each non-employee director who was elected in May 2014 received an annual stock retainer valued at approximately $127,500, which was equal to 1,805 shares, valued at $70.64 per share based on the closing price of Dominion common stock on May 6, 2014. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for February 27, 2015, balances.) A total of 18,050 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. Mr. Jepson did not receive an annual stock retainer because he did not stand for re-election at the May 2014 Annual Meeting.

No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2014.

(3) All Other Compensation amounts for 2014 are as follows:

For Dr. Brown and Messrs. Harris, Jepson and Wollard, amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders.

For Messrs. Barr and Kington and Dr. Royal, the amounts in this column are for matching gift contributions made by the Dominion Foundation as described under Other Director Benefits.

(4) Mr. Jepson served as a director until May 2014 and did not stand for re-election at the May 2014 Annual Meeting.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock, and cash accounts are credited monthly with interest at an annual rate established for the Dominion Fixed Rate Fund (which was 3.20% in 2014) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. For a director who has served at least five years, he or she will be granted 1,000 shares of Dominion common stock upon departure from the Board. If that director also served as a Committee Chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion common stock for each such position held upon departure from the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. However, no stock options or restricted stock have been granted under this plan.

FROZEN DIRECTOR PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (3) under the Non-Employee Director Compensation table on page 17). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan, and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (Messrs. Harris and Wollard) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees and to our directors.

INSURANCE

Full-time employees and directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer indemnification and liability insurance for its non-employee directors.

Director Share Ownership Guidelines

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or shares equal in value to five times the annual cash and stock retainer combined within four years of their election to the Board. All of our non-employee directors who have been members of the Board for at least four years currently meet the share ownership requirement. Our directors are also prohibited from engaging in certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Share Ownership

The following table sets forth, as of February 27, 2015, the number of shares of our common stock and the number of common units of our affiliate, Dominion Midstream, beneficially owned by each of our directors, named executive officers, and by all directors and executive officers as a group.

DIRECTOR AND OFFICER BENEFICIAL OWNERSHIP

	Beneficial Ownership as of February 27, 2015
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)	Common Units of Dominion Midstream(3)
William P. Barr	35,459	—	—	35,459	63,200
Peter W. Brown	58,822	17,572	—	76,394	5,000
Helen E. Dragas	27,478	18,490	—	45,968	25,000
James O. Ellis, Jr.	3,600	3,938	—	7,538	10,000
Thomas F. Farrell II	705,256	—	335,383	1,040,639	59,900
John W. Harris	24,616	41,175	—	65,791	25,000
Mark J. Kington	113,968	45,731	—	159,699	72,000
Pamela F. Royal	—	8,076	—	8,076	2,400
Robert H. Spilman, Jr.	10,960	4,836	—	15,796	12,500
Michael E. Szymanczyk	21,228	1,124	—	22,352	25,000
David A. Wollard	16,148	17,325	—	33,473	18,259
Mark F. McGettrick	203,409	—	115,547	318,956	59,900
David A. Christian	73,177	—	70,836	144,013	13,200
Paul D. Koonce	84,412	—	70,836	155,248	50,000
David A. Heacock	32,957	—	15,245	48,202	5,000
All directors and executive officers as a group (19 persons)(4)	1,479,592	158,267	644,389	2,282,248	458,359

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of February 27, 2015. Unless otherwise noted, all shares are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which a director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Farrell, 20,000 (shares held jointly with spouse); Mr. Kington, 7,411 (shares held in joint tenancy) and 68,192 (shares held in a grantor annuity trust); and all directors and executive officers as a group, 96,102.

(3) No individual director or executive officer has the right to acquire beneficial ownership of units within 60 days of February 27, 2015. Unless otherwise noted, all units are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which a director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 10,000 (units held in trust); Mr. Kington, 72,000 (units held in trust); and all directors and executive officers as a group, 82,500.

(4) Neither any individual director or executive officer nor all of the directors or executive officers as a group owns more than 1 percent of the shares outstanding of Dominion, or more than 1 percent of the units outstanding of Dominion Midstream, as of February 27, 2015.

SIGNIFICANT SHAREHOLDERS

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing	)	Percentage of Common Shares Outstanding
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	45,053,229		7.7%
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	32,407,482		5.55%
State Street Corporation (3) One Lincoln Street Boston, MA 02111	29,538,041		5.1%

(1) According to its Schedule 13G filing for December 31, 2014, this shareholder has sole voting power over 38,530,452 shares and sole dispositive power over 45,053,229 shares.

(2) According to its Schedule 13G filing for December 31, 2014, this shareholder has sole voting power over 1,041,318 shares, sole dispositive power over 31,464,785 shares, and shared dispositive power over 942,697 shares.

(3) According to its Schedule 13G filing for December 31, 2014, this shareholder has shared voting power over 29,538,041 shares and shared dispositive power over 29,538,041 shares.

Item 1 — Election of Directors

The CGN Committee, which is composed entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees for the Board, the CGN Committee considers candidates recommended by shareholders, current members of the Board, members of management or any others that come to its attention by other means. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, in the same manner when determining candidates for the Board. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on pages 15 and 16.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, among others, experience as a CEO, industry experience, financial or accounting skills or oversight experience, legislative or regulatory experience, public company board experience outside of Dominion, and other attributes. These other attributes include a candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experiences and backgrounds that complement those of each other.

Dominion does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The CGN Committee also considers whether a director candidate is independent in accordance with Dominion’s and the NYSE’s independence standards. Based on its deliberations, the CGN Committee recommends director candidates to the Board for nomination.

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and are diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed beneficial to the formation of a cohesive and effective Board.

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Each nominee presented below was recommended by the CGN Committee and nominated by the Board. All of the director nominees were elected by shareholders at the 2014 Annual Meeting and are standing for re-election, with the exception of Peter W. Brown, M.D. Dr. Brown will not be standing for re-election in 2015. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board nominates one.

William P. Barr

Director since 2009

Age: 64

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. He previously served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc. and Selected Funds. He previously served as a director of Holcim US and Aggregate Industries Management, Inc. from 2008 to 2013. Mr. Barr received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Audit Committee and CGN Committee.

Mr. Barr’s qualifications to serve as a director include his extensive legal experience with service as a general counsel with a public company and an attorney with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has legal, governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Helen E. Dragas

Director since 2010

Age: 53

Ms. Dragas has served as president and chief executive officer of The Dragas Companies, a diversified real estate concern, since 1996. She is former rector of the University of Virginia Board of Visitors and currently serves as a board member. Ms. Dragas served on the State Council for Higher Education in Virginia, Commonwealth Transportation Board and Governor’s Economic Development and Jobs Creation Commission. She received both her undergraduate degree and an MBA from the University of Virginia. Ms. Dragas has served on the University of Virginia Board of Visitors audit committee and has chaired the finance committee. Ms. Dragas serves on the Finance and Risk Oversight Committee.

Ms. Dragas’s qualifications to serve as a director include more than 19 years of experience as the leader of a development planning and construction firm, which will be beneficial as Dominion continues to make significant investments in its infrastructure. She possesses leadership, management and analytical skills from her experience as a chief executive officer and as demonstrated through her varied community service and gubernatorial appointments.

Adm. James O. Ellis, Jr. (USN, Ret.)

Director since 2013

Age: 67

Admiral James O. Ellis, Jr. is currently a Distinguished Visiting Fellow at the Hoover Institution at Stanford University, Stanford, California. He served as President and Chief Executive Officer of the Institute of Nuclear Power Operations from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a Navy Admiral, he served as Commander, United States Strategic Command, Offutt Air Force Base, Nebraska. Admiral Ellis has also served as Commander in Chief of U.S. Naval Forces in Europe and as Commander in Chief of Allied Forces in Southern Europe. He is a graduate of the U.S. Naval Academy, Navy nuclear power training, the U.S. Naval Test Pilot School and the Navy Fighter Weapons School (Top Gun). Admiral Ellis holds master’s degrees in aerospace engineering and aeronautical systems from the Georgia Institute of Technology and the University of West Florida. He also serves on the boards of Lockheed Martin Corporation and Level 3 Communications, Inc. Admiral Ellis previously served on the Board of Inmarsat plc from 2005 to March 2014. In 2013, he was elected to the National Academy of Engineering. Admiral Ellis serves on the Audit Committee.

Admiral Ellis’s qualifications to serve as director include his knowledge and expertise of the nuclear industry and emerging energy issues from his service as President and Chief Executive Officer of the Institute of Nuclear Power Operations, a nonprofit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants. With his 39 years of service with the U.S. Navy and related significant leadership positions, Admiral Ellis also provides operations and risk management experience involving significant and complex organizations.

Thomas F. Farrell II

Director since 2005

Age: 60

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. He also serves as chairman, president and chief executive officer of Dominion Midstream GP, LLC, the general partner of Dominion Midstream. Mr. Farrell is a director of Altria Group, Inc. He is also chairman of the board and chief executive officer of Virginia Electric and Power Company (Virginia Power) and Dominion Gas Holdings, LLC, wholly-owned subsidiaries of Dominion that only issue debt. He received his undergraduate and law degrees from the University of Virginia.

Mr. Farrell’s qualifications to serve as a director include his significant industry experience as well as his legal expertise, having served as general counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is chairman of the Institute of Nuclear Power Operations and a member of the board of directors of the Edison Electric Institute through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

John W. Harris

Director since 1999

Age: 67

Mr. Harris has been president and chief executive officer of Lincoln Harris LLC (formerly The Harris Group), a real estate consulting firm, since 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He served as a director of Piedmont Natural Gas Company, Inc. from 1997 until March 2014. Mr. Harris also previously served as a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris is the Lead Director and serves on the CGN Committee.

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a former director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has business leadership and management skills needed for such positions, as well as financial and capital markets experience.

Mark J. Kington

Director since 2005

Age: 55

Mr. Kington has been managing director of Kington Management, LLC, a private investment firm, since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. He is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington also serves on the board of the Colonial Williamsburg Foundation. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight Committee and CGN Committee.

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly-regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills to Dominion’s Board.

Pamela J. Royal, M.D.

Director since 2013

Age: 52

Dr. Royal is a board certified dermatologist and has been the owner and president of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She received her medical degree from Eastern Virginia Medical School of the Medical College of Hampton Roads and served her residency at Howard University Hospital in dermatology. Dr. Royal serves or has served on a number of boards, including those of the Valentine Richmond History Center (immediate past chair), the United Way of Greater Richmond and Petersburg (former chair), The Community Foundation, CenterStage Foundation, the Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, Bon Secours Richmond Health System, Venture Richmond, and the Virginia Early Childhood Foundation. Dr. Royal serves on the Audit Committee.

Dr. Royal’s qualifications to serve as a director include her active community leadership and service to numerous non-profit organizations, both as a member and in various leadership positions. Her community involvement was recognized with the YWCA Outstanding Women’s Award for Volunteerism in 2010. She demonstrates civic and public interest involvement and brings alternative and diverse perspectives on the many matters that the Board addresses.

Robert H. Spilman, Jr.

Director since 2009

Age: 58

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since 2000. He is also a director of Bassett Furniture Industries, Incorporated. He previously served as a director of Harris Teeter Supermarkets, Inc. from 2002 to 2014. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was chairman of the Board of Directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee and CGN Committee.

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer of a public company and the business leadership and management skills needed for that position. As former lead director of Harris Teeter Supermarkets, Inc., Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

Michael E. Szymanczyk

Director since 2012

Age: 66

Mr. Szymanczyk served as chairman and chief executive officer of Altria Group, Inc. from March 2008 to May 2012. From August 2002 through July 2008, he also served as chairman, president and chief executive officer of Philip Morris USA Inc. Mr. Szymanczyk previously served on the boards of the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. He also served on the Board of Trustees of the University of Richmond and the Dean’s Advisory Council for the Indiana University Kelley School of Business. He currently serves as a director of Duke Realty. He received his undergraduate degree from Indiana University. Mr. Szymanczyk serves on the Finance and Risk Oversight Committee.

Mr. Szymanczyk’s qualifications to serve as director include his experience as a chief executive officer of a global Fortune 500 public company. He possesses leadership, management and analytic skills from his experience as a chief executive officer and is knowledgeable of the requirements and concerns that must be considered by a public company. Mr. Szymanczyk also provides expertise in addressing governmental and regulatory matters and issues through his tenure at Altria Group, Inc. and Philip Morris USA Inc.

David A. Wollard

Director since 1999

Age: 77

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He is a director of Vectra Bank Colorado. Mr. Wollard is the past chairman of the Downtown Denver Partnership and the Denver Metro Chamber of Commerce. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the CGN Committee.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry continues to face legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

The Audit Committee Report

Our Committee operates under a written charter that is reviewed annually and was most recently revised in February 2014. Our charter may be found on the company’s website at https://www.dom.com/library/domcom/pdfs/corporate/audit-charter.pdf.

Management is responsible for Dominion’s financial statements and internal controls over financial reporting. Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion’s accounting, auditing and financial reporting practices.

Throughout 2014, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s financial statements and internal controls over financial reporting, and the overall quality of Dominion’s financial reporting. At three of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with GAAP. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Public Company Accounting Oversight Board (PCAOB) AU 380, Communication with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2014 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2015

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2015 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2015 and in accordance with our pre-approval policy, approved the fees for the services presented to us. Permission for any non-audit related services will require prior approval by our Committee or its chairman.

Robert H. Spilman, Jr., Chairman

William P. Barr

James O. Ellis, Jr.

Pamela J. Royal

Auditors

FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche LLP’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2015. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2014, and 2013, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2014	2013
Audit fees	$6.93	$7.20
Audit-related fees	0.55	0.43
Tax fees	—	.01
All other fees	0.02	—
Total	$7.50	$7.64

Audit Fees. These amounts represent fees of Deloitte & Touche LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs.

All Other Fees. These amounts consist of valuation advice and recommendations regarding the calculation of insurable value on certain property.

OTHER INFORMATION ABOUT THE AUDITORS

Representatives of Deloitte & Touche LLP will be present at the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the company’s independent external auditor for the fiscal year 2015. Deloitte & Touche LLP has served as Dominion’s independent external auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte & Touche LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the company’s independent external auditor is in the best interests of Dominion and its shareholders.

Your Board of Directors recommends that you vote FOR ratification of the Audit Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this Proxy Statement, the CGN Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2014. This report was prepared by the following independent directors who compose the CGN Committee:

David A. Wollard, Chairman

William P. Barr

John W. Harris

Mark J. Kington

Robert H. Spilman, Jr.

Compensation Discussion and Analysis

This CD&A explains the objectives and principles of Dominion’s executive compensation program, its elements and how performance is measured, evaluated and rewarded. It also describes our compensation decision-making process. Dominion’s executive compensation program is designed to pay for performance and plays an important role in the company’s success by linking a significant amount of compensation to the achievement of performance goals.

Our program and processes generally apply to all of Dominion’s officers, but this discussion and analysis focuses primarily on compensation for our NEOs. Dominion’s NEOs are:

•	Thomas F. Farrell II, Chairman, President and Chief Executive Officer (CEO)
•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)
•	David A. Christian, Executive Vice President and Chief Executive Officer – Dominion Generation Group
•	Paul D. Koonce, Executive Vice President and Chief Executive Officer – Energy Infrastructure Group
•	David A. Heacock, President and Chief Nuclear Officer (CNO), Dominion Nuclear

EXECUTIVE SUMMARY

2014 Business Highlights

In 2014, Dominion capitalized on its experience and strategically located assets to maximize today’s business opportunities and meet tomorrow’s energy needs. We formed a joint venture to build the Atlantic Coast Pipeline, a proposed 550-mile natural gas pipeline that will support growing demand for natural gas-fired generation and gas utility service in Virginia and North Carolina. Our plan to export liquefied natural gas from our Cove Point facility received regulatory approval, facilitating the initial public offering of Dominion Midstream. We also acquired new solar projects in 2014 that are expected to increase our solar generating capacity more than eight-fold by the end of 2015.

These and other projects made 2014 a transformational year for Dominion. By executing on our business plan, we delivered value to shareholders with our continued focus on earnings growth through regulated and long-term contracted businesses. Our new investments in energy infrastructure and the creation of Dominion Midstream have positioned Dominion for continued growth opportunities to meet the needs of the U.S. economy.

We were named Electric Light & Power magazine’s 2014 “Utility of the Year,” an award that reflects our standing as an industry leader and our commitment to our core values of safety, ethics, excellence and One Dominion, our term for teamwork. In February 2015, we were honored to be ranked first on Fortune magazine’s “World’s Most Admired Companies” list in the electric and gas utility category. Dominion also ranked first in our industry for people management, use of corporate assets, quality of management, financial soundness and long-term investment value in the Fortune magazine survey.

FINANCIAL RESULTS

•	As shown in the chart below, Dominion’s three-year TSR of 62.08% outperformed the Compensation Peer Group median and the Philadelphia Stock Exchange Utility Index.

•	The Board increased the annual dividend rate by about 7% from $2.25 per share for 2013 to $2.40 per share for 2014.
•	Dominion’s market capitalization was $44.9 billion as of December 31, 2014, which ranked third relative to our Compensation Peer Group.
•

Consolidated operating earnings for 2014 were $3.43 per share*, up from $3.25 per share* in 2013, and within our guidance range of $3.35 to $3.65 per share. Consolidated earnings reported under GAAP were $2.24 per share in 2014, down from $2.93 per share in 2013.

*	See Reconciliation of 2013 and 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

OPERATIONAL EXCELLENCE

•

We continued to demonstrate our commitment to safety, our first core value. For the second year in a row, we achieved companywide all-time bests for OSHA recordable and lost-time restricted duty rates, reducing the 2013 OSHA recordable rate by 11% to 0.74 and reducing our lost-time/restricted duty rate by 3% to 0.33.

•

Our core value of excellence was evident in our operational results. The nuclear fleet’s net capacity factor topped 93% for the second year in a row, and Dominion Virginia Power’s SAIDI of 154.2 minutes, including major storms, was our best performance since 2001. Excluding major storms, Dominion Virginia Power achieved a SAIDI of 112.9 minutes, its second best performance since we began tracking this statistic.

STRATEGIC INITIATIVES

•

In September 2014, Dominion announced the formation of a joint venture to build the Atlantic Coast Pipeline, a $4.5 to $5 billion project that is expected to transport approximately 1.5 billion cubic feet of natural gas per day from the Appalachian Basin to North Carolina and Virginia. The proposed pipeline would provide a new route for direct access to additional supplies of natural gas in the region. Subject to regulatory approvals, the pipeline is expected to be in service by late 2018. Dominion owns 45% of the joint venture.

•

Dominion Midstream completed its initial public offering in October 2014. Dominion Midstream is a master limited partnership created to own, operate and develop natural gas infrastructure assets, and its primary initial asset is a preferred equity interest in Dominion Cove Point LNG, LP which operates our Cove Point liquefied natural gas facility. In October 2014, we commenced construction of the Cove Point liquefaction project, which is anticipated to be in service in late 2017. Dominion Midstream’s general partner is a wholly-owned subsidiary of Dominion, and Dominion owns approximately 68.5% of the limited partnership interest in Dominion Midstream.

•

In December 2014, Dominion announced an agreement to acquire Carolina Gas Transmission from SCANA Corporation. The acquisition closed in January 2015, adding nearly 1,500 miles of FERC-regulated interstate pipeline to Dominion’s natural gas business.

•

Dominion began a large-scale program to place the most outage-prone distribution lines underground by investing up to $175 million per year over the next decade, helping to minimize the effects of severe weather on our customers.

NEW GENERATION

•

In 2014, Dominion brought a new 1,342 megawatt natural gas power station online in Warren County, Virginia and broke ground on construction of a 1,358 megawatt natural gas facility in Brunswick County, Virginia.

•

We significantly expanded our solar assets in 2014 by acquiring new projects in California, Tennessee and Utah. The new projects each have long-term power purchase agreements and are expected to add a combined 261 megawatts of generation capacity. We plan to have up to 625 megawatts of contracted solar generating capacity in service by the end of 2016. In early 2015, Dominion announced that it anticipates constructing 400 megawatts of utility solar by the end of 2020, including a 20 megawatt project near Remington, Virginia. Dominion also completed the installation of more than 8,300 ground-mounted and rooftop solar panels in Virginia through its Solar Partnership Program, allowing the company to evaluate the benefits of distributed solar generation.

*	See Reconciliation of 2013 and 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

2014 Compensation Highlights

•	For 2014, Messrs. Farrell and McGettrick each received a 5% base salary increase and Messrs. Christian, Koonce and Heacock received base salary increases of 3%, 8.7% and 10%, respectively.
•	We disclosed consolidated operating earnings of $3.43 earnings per share* for the year ended December 31, 2014, which included 100% funding for the 2014 AIP.
•

Payout under the 2013 Performance Grants was 155.0% of target. The payout was based on TSR performance in the 89th percentile versus our performance grant peer group over the two-year period ended December 31, 2014, and an ROIC percentage of 7.49%. Dominion’s two-year TSR for the period ended December 31, 2014, was 59.7%.

•

Messrs. Farrell and McGettrick each earned performance-based strategic incentive awards for the development of a strategic plan for Dominion Midstream and its role in Dominion’s long-term financial performance as well as development of an enhanced long-term plan for generation, midstream and pipeline opportunities.

•

Dominion also rewarded top executives in connection with the company’s Atlantic Coast Pipeline project, the implementation of the company’s solar energy strategy, and the receipt of all material approvals for the Cove Point liquefaction project, which facilitated Dominion Midstream’s initial public offering.

Our performance-driven philosophy is reflected in Mr. Farrell’s compensation, which has closely tracked shareholder value over the past three years:

For purposes of this chart, “total direct compensation” means Mr. Farrell’s total compensation (as reported in the final column in the Summary Compensation Table) less the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table, which are driven primarily by changes in actuarial assumptions and over which the CGN Committee has limited control from year to year. The cumulative three-year TSR in the chart represents the change in value (including reinvested dividends) of a $1,000 investment in Dominion common stock made on January 1, 2012.

Compensation Governance

Our compensation governance practices emphasize Dominion’s focus on an executive compensation program that pays for performance and aligns management’s interests with those of our shareholders, employees and customers. Our compensation governance practices include the following:

*	See Reconciliation of 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

•	Our CGN Committee is composed solely of independent directors.
•

The CGN Committee’s independent compensation consultant is retained directly by the Committee to advise it on executive and director compensation and performs no other services for the company. The CGN Committee reviews the independence of its compensation consultant to ensure its work does not present any conflicts of interests.

•

Our AIP and long-term incentive program performance grants include a clawback provision to recoup payouts from any employee whose fraudulent or intentional misconduct causes a restatement of a financial statement or affects the company’s operations or the employee’s duties. See Recovery of Incentive Compensation for additional information on our clawback provision.

•

Our officers and non-employee directors are subject to share ownership guidelines that require a significant investment in Dominion stock. All NEOs have met their ownership targets. In addition, both officers and non-employee directors are prohibited from engaging in certain transactions related to Dominion stock, including hedging, owning derivative securities, using margin accounts and pledging shares as collateral. See Share Ownership Guidelines and Directors Share Ownership Guidelines for additional information.

•	Our officers do not receive tax gross-ups on the limited perquisites provided to them. Also, tax gross-ups are not provided on imputed income to our non-employee directors.
•

Our Employment Continuity Agreements require two triggers for the payment of most benefits – both the occurrence of an actual change in control and the officer’s involuntary or constructive termination without cause.

•	Excise tax gross-up provisions are no longer included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

OBJECTIVES OF DOMINION’S EXECUTIVE COMPENSATION PROGRAM AND THE COMPENSATION DECISION-MAKING PROCESS

Our Objectives

Dominion’s executive compensation philosophy is to provide a competitive total compensation program tied to performance and aligned with the interests of our shareholders, employees and customers.

The major objectives of our compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;
•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;
•

Align the interests of management with those of our shareholders and customers by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service;

•	Promote internal pay equity; and
•	Reinforce our four core values of safety, ethics, excellence and One Dominion – our term for teamwork.

These objectives provide the framework for our compensation decisions. To determine if we are meeting the objectives of our compensation program, the CGN Committee reviews and compares the company’s actual performance to our short-term and long-term goals, strategies and peer companies’ performance.

Dominion’s 2014 performance indicates that the design of our compensation program continues to meet these objectives. Our NEOs have service with Dominion ranging from 16 to 38 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars.

Our shareholders voted on an advisory basis on our executive compensation program (also known as Say on Pay) and approved it with a 97% vote at the 2014 Annual Meeting of Shareholders, which followed an approval by a 96% vote in 2013. The CGN Committee considered the very strong shareholder endorsement of our executive compensation program in continuing the pay-for-performance program that is currently in place without any specific changes based on the vote. Unless the Board modifies its policy on the frequency of future Say on Pay advisory votes, shareholders will have an opportunity annually to cast an advisory vote to approve our executive compensation program. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2017 Annual Meeting of Shareholders.

Our Process for Setting Compensation

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews and considers a comprehensive assessment and analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CGN Committee’s independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, annually reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance, and establishes compensation programs designed to achieve Dominion’s objectives.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee has retained Cook & Co. as its independent compensation consultant to advise the CGN Committee on executive and director compensation matters. The CGN Committee’s consultant:

•	Attends meetings as requested by the CGN Committee, either in person or by teleconference;
•	Communicates directly with the chairman of the CGN Committee outside of the CGN Committee meetings as needed;
•

Participates in CGN Committee executive sessions as requested without the CEO present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends;

•	Reviews and comments on proposals and materials prepared by management and answers technical questions, as requested; and
•	Generally reviews and offers advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

In 2014, the CGN Committee reviewed and assessed the independence of Cook & Co. and concluded that Cook & Co.’s work did not raise any conflicts of interest. Cook & Co. did not provide any additional services to Dominion during 2014.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of management, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. Management, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each CGN Committee meeting.

The CEO is responsible for reviewing senior officer succession plans with the CGN Committee on an annual basis. Mr. Farrell is also responsible for reviewing the performance of the other senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and advice as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

THE COMPENSATION PEER GROUP

The CGN Committee uses two peer groups for executive compensation purposes. The Compensation Peer Group is used to assess the competitiveness of the compensation of our NEOs. A separate Performance Grant Peer Group is used to evaluate the relative performance of the company for purposes of our long-term incentive program. (See 2014 Performance Grants and Performance Grant Peer Group for additional information.)

In the fall of each year, the CGN Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion in revenues, assets or market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s Compensation Peer Group is generally consistent from year to year, with merger and acquisition activity being the primary reason for changes. No changes were made to the Compensation Peer Group for 2014. Dominion’s Compensation Peer Group for 2014 was comprised of the following companies:

Ameren Corporation	FirstEnergy Corp.
American Electric Power Company, Inc.	NextEra Energy, Inc.
CMS Energy Corporation	NiSource Inc.
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy Inc.

The CGN Committee and management use the Compensation Peer Group to: (i) compare Dominion’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing as compared to our peers; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s size compared with the median of the Compensation Peer Group and the complexity of its business. As of year-end 2014, Dominion ranked third in market capitalization, sixth in assets and eighth in revenues as compared to the Compensation Peer Group.

SURVEY AND OTHER DATA

Dominion does not benchmark or otherwise use broad-based market data as the basis for compensation decisions for the NEOs. Survey compensation data and information on local companies with whom we compete for talent and other companies with comparable market capitalization to Dominion are used only to provide a general understanding of compensation practices and trends. The CGN Committee takes into account individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CGN Committee believes this reflects Dominion’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

COMPENSATION DESIGN AND RISK

Dominion’s management, including Dominion’s Chief Risk Officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes:

•	Analysis of how different elements of our compensation programs may increase or mitigate risk-taking;
•	Analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;
•	Analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and
•	Analysis of the overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provision on incentive compensation; (vi) our share ownership guidelines, including share ownership levels and retention practices and prohibitions on hedging, pledging and other derivative transactions related to Dominion stock; (vii) the CGN Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion.

Based on management’s review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

OTHER TOOLS

The CGN Committee uses a number of tools in its annual review of the compensation of the CEO and other NEOs, including charts illustrating the total range of payouts for performance-based compensation elements under a number of different scenarios; spreadsheets showing the cumulative dollar impact on total direct compensation that could result from implementing compensation proposals; graphs demonstrating the proportion of pay at risk for the CEO, the other NEOs and officers generally; and other information the CGN Committee may request in its discretion. Management’s internal compensation specialists provide the CGN Committee with detailed comparisons of the design and features of Dominion’s long-term incentive and other executive benefit programs with available information regarding similar programs at the companies in the Compensation Peer Group. These tools are used as part of the overall process to ensure that our compensation program results in appropriate pay relationships as compared to our peer companies and internally among the NEOs, and that an appropriate balance of at-risk, performance-based compensation is maintained to support the program’s core objectives. No material adjustments were made to any NEO’s compensation as a result of using these tools.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

Pay Element	Primary Objectives	Key Features & Behavioral Focus

Base Salary	• Provide competitive level of fixed cash compensation for performing day-to-day responsibilities • Attract and retain talent	• Generally targeted at or slightly above peer median, with individual and companywide considerations • Rewards individual performance and level of experience

Annual Incentive Plan

•  Provide competitive level of at-risk cash compensation for achievement of short-term financial and operational goals

•  Align short-term compensation with our annual budget, earnings goals, business plans and core values

•   Cash payments reward achievement of Dominion’s annual financial goals as well as business unit and individual operating and stewardship goals selected to support longer-term strategies

•   Payouts for NEOs are based on achievement of the consolidated operating earnings goal; the CGN Committee may exercise negative discretion, taking into account accomplishment of discretionary goals such as business unit financial and operating and stewardship goals

Long-Term Incentive Program	• Provide competitive level of at-risk compensation for achievement of long-term performance goals • Create long-term shareholder value • Retain talent and support the succession planning process

•   A 50/50 combination of performance-based cash and restricted stock awards

•  Encourages and rewards officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital

Employee and Executive Benefits

•  Provide competitive retirement and other benefit programs that attract and retain highly qualified individuals

•   Provide competitive terms to encourage officers to remain with Dominion during any potential change in control to ensure an orderly transition of management

•   Includes companywide benefit programs, executive retirement plans, limited perquisites, and change in control and other agreements, supplemented with non-compete provisions in the non-qualified retirement plans

•   Encourages officers to remain with Dominion long-term and to act in the best interests of shareholders, even during any potential change in control

Factors in Setting Compensation

As part of the process of setting compensation targets, approving payouts and designing future programs, the CGN Committee evaluates the company’s overall performance versus its business plans and strategies, its short-term and long-term goals and the performance of its peer companies. In addition to considering Dominion’s overall performance for the year, the CGN Committee takes into consideration several individual factors for each NEO that are not given any specific weighting in setting each element of compensation, including:

•	An officer’s experience and job performance;
•	The scope, complexity and significance of responsibility for a position, including any differences from peer company positions;
•

Internal pay equity considerations, such as the relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•	Retention and market competitive concerns; and
•	The officer’s role in any succession plan for other key positions.

The CGN Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award plus target long-term incentive award) against data from our Compensation Peer Group to ensure the compensation levels are appropriately competitive. It does not, however, target these compensation levels at a particular percentile or range of the peer group data. As part of its analysis, the CGN Committee also takes into account Dominion’s size, including market capitalization and price-to-earnings ratio, and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executives in a similar position in a Compensation Peer Group company.

CEO Compensation Relative to Other NEOs

Mr. Farrell generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. Mr. Farrell’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers based on (i) salary only and (ii) total direct compensation. We also compare the individual compensation components for Mr. Farrell to that of our peers, in addition to the other factors listed above, for CGN Committee consideration of year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review for 2014.

Allocation of Total Direct Compensation in 2014

Consistent with our objective to reward strong performance based on the achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is at risk. Approximately 91% of Mr. Farrell’s targeted 2014 total direct compensation is performance-based, tied to pre-approved performance metrics, including relative TSR and ROIC, or tied to the performance of our stock. For the other NEOs, performance-based and stock-based compensation ranges from 68% to 85% of targeted 2014 total direct compensation. This compares to an average of approximately 56% of targeted compensation at risk for most of our officers at the vice president level and an average of approximately 12% of total pay at risk for our non-officer employees.

The charts below illustrate the elements of targeted total direct compensation opportunities in 2014 for Mr. Farrell and the average of the other NEOs as a group and the allocation of such compensation among base salary, targeted 2014 AIP award and targeted 2014 long-term incentive compensation.

In addition to base salary, AIP and awards under our annual long-term incentive program, two of our NEOs received cash-based Strategic Initiative Performance Awards and four of our NEOs received special restricted stock awards to recognize their role in accomplishing major strategic objectives in 2014, as detailed below in Other 2014 Grants. In the analysis above, the Strategic Initiative Performance Grant awarded to Messrs. Farrell and McGettrick in January 2014 is included as an annual incentive and the Special Restricted Stock Awards granted in October 2014 are included as long-term incentives.

Base Salary

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. Base salary may be adjusted to keep salaries competitive with the Compensation Peer Group and to reflect changes in responsibility. Base salary adjustments are also a motivational tool to acknowledge and reward excellent individual performance, special skills, experience, the strategic impact of a position relative to other Dominion executives and other relevant considerations.

Our primary goal is to compensate our officers at a level that best achieves our objectives and reflects the considerations discussed above. We believe that an overall goal of targeting base salary at or slightly above the Compensation Peer Group median is a conservative but appropriate target for base pay. However, an individual’s compensation may be below or above our target range based on a number of factors such as performance, tenure and other factors explained above in Factors in Setting Compensation. In addition to being ranked above the Compensation Peer Group median in 2014 in terms of market capitalization, the scope of Dominion’s business operations is complex and unique in its industry. Successfully managing such a broad and complex business requires a skilled and experienced management team. We believe we would not be able to successfully recruit and retain such a team if the base pay for officers was generally below the Compensation Peer Group median.

The CGN Committee approved base salary increases for most officers, including a 5.0% base salary increase for Messrs. Farrell and McGettrick and a 3.0% increase for Mr. Christian, in recognition of the company’s overall growth and excellent performance. In recognition of the rapid growth of the businesses he oversees and for reasons of internal equity, the CGN Committee provided an 8.7% increase for Mr. Koonce. The CGN Committee also approved a 10.0% increase for Mr. Heacock in light of the acutely competitive market for talent in the nuclear energy industry. The base salary increases were each effective March 1, 2014.

Annual Incentive Plan

OVERVIEW

The AIP plays an important role in meeting Dominion’s overall objective of rewarding strong performance. The AIP is a cash-based program focused on short-term goal accomplishments and is designed to:

•	Tie interests of shareholders, customers and employees closely together;

•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;
•	Reward corporate and operating unit earnings performance;
•	Reward safety, diversity and other operating and stewardship goal successes;
•	Emphasize teamwork by focusing on common goals;
•	Appropriately balance risk and reward; and
•	Provide a competitive total compensation opportunity.

TARGET AWARDS

An NEO’s compensation opportunity under the AIP is determined as a percentage of a participant’s base salary. The target award is the amount of cash that will be paid if the plan is funded at 100% for the year and a participant achieves a score of 100% for the payout goals. Participants who retire during the plan year are eligible to receive a prorated payment of their AIP award after the end of the plan year based on final funding and goal achievement. Participants who voluntarily terminate employment during the plan year and who are not eligible to retire (before attainment of age 55 and three years of service) forfeit their AIP award.

AIP target award levels are established based on a number of factors, including historical practice, individual and company performance, and internal pay equity considerations, and are compared against Compensation Peer Group data to ensure the appropriate competitiveness of an NEO’s total cash compensation opportunity. However, as discussed above, AIP target awards are not targeted at a specific percentile or range of the peer group data, nor were market survey data used in setting AIP target award levels for 2014. AIP target award levels are also consistent with our intent to have a significant portion of NEO compensation at risk. There were no changes to the AIP targets from 2013 as a percentage of salary for any NEO for 2014.

Name	2014 AIP Target Award*
Thomas F. Farrell II	125%
Mark F. McGettrick	100%
David A. Christian	90%
Paul D. Koonce	90%
David A. Heacock	70%

*As a % of base salary

2014 AIP FUNDING

For the NEOs, funding of the 2014 AIP was based solely on consolidated operating earnings per share, with potential funding ranging from 0% to 200% of the target funding. Consolidated operating earnings are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by placing a focus on pre-established consolidated operating earnings per share targets, we encourage behavior and performance that will help achieve these objectives.

For the 2014 AIP, the CGN Committee established a full funding target at 100% for the NEOs of operating earnings per share between $3.15 and $3.45, inclusive of funding for all plan participants. The maximum funding target of 200% was set at $3.65 operating earnings per share, with no funding if operating earnings were less than $3.10 per share (threshold), and with the CGN Committee retaining negative discretion to determine the final funding level for the NEOs. Full funding means that the AIP is 100% funded and participants may receive their full targeted AIP payout if they achieve a score of 100% for their particular goal package, as described below in How We Determine AIP Payouts. At the maximum plan funding level of 200%, the NEOs may earn up to two times their targeted AIP payout, subject to achievement of their individual goal packages.

Dominion’s consolidated operating earnings for the year ended December 31, 2014 were $2.00 billion or $3.43 per share*, which met the target goal for 100% funding. Consolidated reported earnings in accordance with GAAP for the year ended December 31, 2014, were $1.31 billion or $2.24 per share.

* See Reconciliation of 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

HOW WE DETERMINE AIP PAYOUTS

For the NEOs, payout of funded AIP awards is contingent solely on the achievement of the consolidated operating financial funding goal, which was fully achieved for the 2014 AIP. The CGN Committee retains negative discretion to lower the earned payout as it deems appropriate, taking into consideration the accomplishment of the discretionary consolidated financial, business unit financial and operating and stewardship goals, including safety and diversity goals, and any other relevant factors.

The percentage allocated to each category of discretionary goals represents the percentage of the funded award subject to the performance of that goal, provided that the CGN Committee retains ultimate authority to reduce payouts for any reason. Business unit financial goals provide a line-of-sight performance target for officers within a business unit and, on a combined basis, support the consolidated operating earnings target for Dominion. Operating and stewardship goals provide line-of-sight performance targets that may not be financial and that can be customized for each individual or by segments of each business unit. Operating and stewardship goals promote our core values of safety, ethics, excellence and teamwork, which in turn contribute to our financial success.

The discretionary payout goals adopted for each of the NEOs are described under 2014 AIP Payouts. The overall score for an NEO’s discretionary goals cannot exceed 100%. Discretionary officer goals are weighted according to their responsibilities, as shown in the table below.

			Operating and Stewardship (O&S) Goals
	Consolidated Financial Goal	Business Unit Financial Goals	Safety	Diversity	Other O&S Goals
Thomas F. Farrell II	90%	—	5%	5%	—
Mark F. McGettrick	90%	—	5%	5%	—
David A. Christian	45%	45%	5%	5%	—
Paul D. Koonce	45%	45%	5%	5%	—
David A. Heacock	20%	45%	5%	5%	25%

2014 AIP PAYOUTS

The formula for calculating an award is:

Dominion’s operating earnings per share for the year ended December 31, 2014, was $3.43, which met the target AIP payout goal for NEOs of achievement of consolidated operating earnings between $3.15 and $3.45 per share.* The CGN Committee approved a payout score of 100% for Messrs. Farrell and McGettrick and exercised negative discretion to reduce the payout scores for Messrs. Christian, Koonce and Heacock to 99.25%, 99.38% and 95% respectively, due to missed discretionary goals, which are discussed below.

Each of the business units met its 2014 financial goal, as shown in the table below:

Business Unit	Goal Threshold (Net Income)	Goal 100% Payout (Net Income)	Actual 2014 Net Income
(Million/$)
Dominion Virginia Power	$387	$484	$502
Dominion Generation	829	1,036	1,101
Dominion Energy	468	585	678

*	See Reconciliation of 2014 Consolidated Operating Earnings to Reported Earnings in Appendix B.

Although Messrs. Christian, Koonce and Heacock did not fully achieve their safety goals, we set new companywide safety records in 2014, reporting all-time best OSHA recordable and lost-time restricted duty rates of 0.74 and 0.33, respectively. With respect to Messrs. Farrell and McGettrick, the Dominion Resources Services business unit met its safety goal of fewer than four OSHA recordable incidents or fewer than 20 failures in individual performance, reporting only 11 failures in individual performance. Mr. Christian is part of the Dominion Generation business unit, which met its target safety goal in three out of the four generation segments by achieving a recordable incidence rate of less than 1.20 for the business development segment, having no recordable incidences in the financial management segment and achieving fewer than 12 recordable incidents in the power generation fleet. Mr. Christian is also part of the nuclear segment, which missed its goal of fewer than 13 recordable incidents. Mr. Koonce is part of the Dominion Virginia Power and Dominion Energy business units, each of which had safety goals measured by OSHA incidence rates and lost time/restricted duty rates. The Dominion Virginia Power business unit met its target OSHA incidence rate of 1.20 but did not meet its target lost time/restricted duty rate of 0.25, while the Dominion Energy business unit met its target lost time/restricted duty rate of 0.55 but did not achieve the OSHA incidence rate of 1.26. Mr. Heacock is part of the nuclear segment, which missed its safety goal as noted above.

Each of the NEOs met his discretionary diversity goal relating to one or more of the following areas: talent review, internship program improvements, and workforce training. In addition to safety and diversity goals, Mr. Heacock had discretionary operating and stewardship goals in the following four categories: nuclear safety (based on fleet wide total number of station event-free day clock resets); total online radiation exposure for the fleet; fleet capacity factor percentage; and environmental compliance (based on the number of environmental performance points assessed at the nuclear stations). Mr. Heacock missed his fleet-wide environmental compliance goal but met all other additional goals.

Amounts earned under the 2014 AIP for each NEO are shown below and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Base Salary		Target Award*		Funding %		Total Payout Score %		2014 AIP Payout
Thomas F. Farrell II	$1,423,038	X	125%	X	100%	X	100%	=	$1,778,797
Mark F. McGettrick	753,929	X	100%	X	100%	X	100%	=	753,929
David A. Christian	644,223	X	90%	X	100%	X	99.25%	=	575,452
Paul D. Koonce	644,223	X	90%	X	100%	X	99.38%	=	576,206
David A. Heacock	500,211	X	70%	X	100%	X	95.00%	=	332,640
*	As a % of base salary.

For Messrs. Christian, Koonce, and Heacock, payout scores were calculated as follows:

Name	Consolidated Financial Goal Accomplishment		Goal Weighting		Business Unit Financial Goal Accomplishment		Goal Weighting		Operating/ Stewardship Goal Accomplishment		Goal Weighting		Total Payout Score
David A. Christian	100%	X	45%	+	100%	X	45%	+	92.5%	X	10%	=	99.25%
Paul D. Koonce	100%	X	45%	+	100%	X	45%	+	93.8%	X	10%	=	99.38%
David A. Heacock	100%	X	20%	+	100%	X	45%	+	85.7%	X	35%	=	95.00%

Long-Term Incentive Program

OVERVIEW

Our long-term incentive program is designed to focus on Dominion’s longer-term strategic goals and the retention of our executives. Each long-term incentive award consists of two components: 50% of the award is a full value equity award in the form of restricted stock with time-based vesting and the other 50% is a performance-based cash award. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders and customers. Our performance-based award encourages and rewards officers for making decisions and investments that create and maintain long-term shareholder value and benefit our customers. For those officers who have made substantial progress toward their share ownership guideline, the performance-based award is in the form of a cash performance grant. Officers who have not achieved 50% of their targeted share ownership guideline receive goal-based stock performance grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the long-term cash performance grant balances the program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment. As all of our NEOs have met their full targeted share ownership guidelines, all of our NEOs received the performance-based component of their 2014 long-term incentive award in the form of a cash performance grant.

The CGN Committee approves long-term incentive awards in January each year with a grant date in early February. This process ensures incentive-based awards are made at the beginning of the performance period and shortly after the public disclosure of Dominion’s earnings for the prior year. Like the AIP target award levels discussed above, long-term incentive target award levels for the NEOs are established based on a number of factors, including historical practice, individual and company performance, and internal pay equity considerations, and are compared against Compensation Peer Group data to ensure the appropriate competitiveness of an NEO’s total direct compensation opportunity. However, as discussed above, long-term incentive target award levels were not targeted at a specific percentile or range of the Compensation Peer Group data, and neither were market survey data factors in setting long-term incentive target award levels for 2014.

In light of the highly competitive market for talent in the nuclear energy industry, the CGN Committee approved a $100,000 increase in the long-term incentive target for Mr. Heacock. There were no changes to the long-term incentive targets for any of the other NEOs.

The CGN Committee approved the following target long-term incentive awards for the NEOs for 2014:

Name	2014 Performance Grant	2014 Restricted Stock Grant	2014 Total Target Long-Term Incentive Award	2013 Total Target Long-Term Incentive Award
Thomas F. Farrell II	$4,200,000	$4,200,000	$8,400,000	$8,400,000
Mark F. McGettrick	1,168,750	1,168,750	2,337,500	2,337,500
David A. Christian	728,750	728,750	1,457,500	1,457,500
Paul D. Koonce	728,750	728,750	1,457,500	1,457,500
David A. Heacock	350,000	350,000	700,000	600,000

Information regarding the fair value of the 2014 restricted stock grants and target cash performance grants for the NEOs is provided in the Grants of Plan-Based Awards table.

2014 RESTRICTED STOCK GRANTS

All NEOs received a restricted stock grant on February 1, 2014, based on the stated dollar value above. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on January 31, 2014. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2017. Dividends are paid to officers during the restricted period. The grant date fair value and vesting terms of the 2014 restricted stock grant awards made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

2014 PERFORMANCE GRANTS

In January 2014, the CGN Committee approved cash performance grants for the NEOs, effective February 1, 2014 (2014 Performance Grants). The performance period commenced on January 1, 2014, and will end on December 31, 2015. The 2014 Performance Grants are denominated as a target award, with potential payouts ranging from 0% to 200% of the target based on Dominion’s TSR relative to the Philadelphia Stock Exchange Utility Index and ROIC, weighted equally. (See Performance Grant Peer Group for additional information on the Philadelphia Stock Exchange Utility Index.)

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing strategic plans and reward management based on the achievement of TSR levels as measured relative to the Performance Grant Peer Group. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and cost control. The target awards and vesting terms of the 2014 Performance Grants made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

PERFORMANCE GRANT PEER GROUP

TSR performance for the 2014 Performance Grant is measured against the TSR of the companies listed as members of the Philadelphia Stock Exchange Utility Index at the end of the performance period (the Performance Grant Peer Group). In selecting the Philadelphia Stock Exchange Utility Index, the CGN Committee took into consideration that the companies represented in the Philadelphia Stock Exchange Utility Index are similar to those companies currently included in Dominion’s Compensation Peer Group, and the index is a recognized published index whose members are determined externally and independently from the company. The companies in the Philadelphia Stock Exchange Utility Index as of the grant date of the 2014 Performance Grants were as follows:

The AES Corporation	El Paso Electric Company
Ameren Corporation	Entergy Corporation
American Electric Power Company, Inc.	Exelon Corporation
CenterPoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Covanta Holding Corporation	Northeast Utilities
DTE Energy Company	PG&E Corporation
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Edison International	The Southern Company
Xcel Energy Inc.

PAYOUT UNDER 2013 PERFORMANCE GRANTS

In February 2015, final payouts were made to officers who received cash performance grants in February 2013 (2013 Performance Grants), including the NEOs. The 2013 Performance Grants were based on two goals: TSR for the two-year period ended December 31, 2014, relative to the companies in the Philadelphia Stock Exchange Utility Index as of the end of the performance period (weighted 50%) and ROIC for the same two-year period (weighted 50%).

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Relative TSR (50% weighting). TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. For this metric, Dominion’s TSR is compared to TSR levels of the companies in the Philadelphia Stock Exchange Utility Index as of the end of the same two-year period. The relative TSR targets and corresponding payout scores for the 2013 Performance Grant were as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement Percentage*
85th or above	200%
50th	100%
25th	50%
Below 25th	0%

*TSR weighting is interpolated between the top and bottom of the percentages within a quartile. If the company’s relative TSR is below the 25th percentile, but its absolute TSR is at least 9% on a compounded annual basis for the performance period, a goal achievement of 25% of the TSR percentage will apply. In addition to the foregoing amounts and regardless of the company’s relative TSR, if the company’s absolute TSR on a compounded annual basis for the performance period is either (i) at least 10% but less than 15%, then an additional 25% will be added to the goal achievement percentage or (ii) at least 15%, then an additional 50% will be added to the goal achievement percentage, provided that the aggregate goal achievement may not exceed 200%.

Actual relative TSR performance for the 2013-2014 period was in the 89th percentile, which produced a goal achievement percentage of 200.0%. Dominion’s TSR for the two-year period ended December 31, 2014, was 59.7%.

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ROIC (50% weighting). ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan/annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. We designed our 2013 ROIC goals to provide 100% payout if the company achieved an ROIC between 7.15% and 7.40% over the two-year performance period. The ROIC performance targets and corresponding payout scores for the 2013 Performance Grant were as follows:

ROIC Performance	Goal Achievement Percentage*
7.89% and above	200%
7.64%	125%
7.15% – 7.40%	100%
7.07%	50%
Below 7.07%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2013-2014 period was 7.49%, which produced a goal achievement percentage of 110.0%.

Based on the achievement of the TSR and ROIC performance goals, the CGN Committee approved a 155.0% payout for the 2013 Performance Grants, determined as follows:

Measure	Goal Weight%		Goal Achievement%		Payout%
Relative TSR	50%	X	200.0%	=	100.0%
ROIC	50%	X	110.0%	=	55.0%

Combined Overall Performance Score					155.0%

The resulting payout amounts for the NEOs for the 2013 Performance Grants are shown below and are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	2013 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$4,200,000	X	155.0%	=	$6,510,000
Mark F. McGettrick	1,168,750	X	155.0%	=	1,811,563
David A. Christian	728,750	X	155.0%	=	1,129,563
Paul D. Koonce	728,750	X	155.0%	=	1,129,563
David A. Heacock	300,000	X	155.0%	=	465,000

Other 2014 Grants

The CGN Committee may consider other types of awards for selected individuals to support important company initiatives in addition to awards under the annual and long-term incentive programs. In 2014, the CGN Committee approved additional awards to certain NEOs as described below. The target amounts and vesting terms of these awards are disclosed in the Grants of Plan-Based Awards table and related footnotes, and the values of the awards are reflected in the Stock Awards and Non Equity Incentive Plan Compensation columns in the Summary Compensation Table.

STRATEGIC INITIATIVE PERFORMANCE GRANTS

In January 2014, the CGN Committee awarded both Messrs. Farrell and McGettrick a one-time cash performance grant equal in value up to approximately 100% and 75%, respectively, of their 2014 AIP targets (Strategic Initiative Performance Grants). The performance goals for these grants were to develop a strategic plan for Dominion Midstream and its role in the long-term financial performance of Dominion as well as to develop an enhanced long-term plan for generation, midstream and pipeline opportunities during 2014. These awards recognize that long-term planning is central to the company’s continued ability to take strategic advantage of opportunities in these areas.

Potential payout of these cash performance grants ranged from 0% to 100% of the grant amount based on the CGN Committee’s assessment of progress made on these initiatives during the performance period. The awards would have been forfeited if the NEO’s employment had terminated before the end of the performance period for any reason other than a change in control, death or disability. In the event of termination due to death or disability, the awards were subject to prorated vesting, and in the event of termination due to a change in control, the awards would have been paid at 100%. Messrs. Farrell and McGettrick each received 100% payouts of these performance grants, following the CGN Committee’s determination that the goals had been satisfied.

SPECIAL RESTRICTED STOCK AWARDS

In October 2014, the CGN Committee approved special one-time restricted stock awards for Messrs. Farrell, McGettrick, Christian and Koonce. The awards recognize the critical role of Dominion’s leadership in accomplishing three major objectives: the negotiation and announcement of the Atlantic Coast Pipeline project; Dominion’s successful implementation of its solar energy strategy; and the receipt of all material approvals for the Cove Point expansion, which permitted Dominion Midstream’s initial public offering.

The Atlantic Coast Pipeline project is a $4.5 to $5 billion joint venture, which is expected to deliver natural gas supplies to growing markets in Virginia and North Carolina and would provide a new route for direct access to the Marcellus and Utica shale basins of West Virginia, Pennsylvania and Ohio. New solar acquisitions announced in 2014 are expected to increase Dominion’s solar generating capacity more than 800 percent, and Dominion Midstream’s initial public offering generated $392.2 million in new capital for Dominion. These special restricted stock awards acknowledge the value created by these important achievements.

The awards for Messrs. Farrell and McGettrick reflect their contributions to the accomplishment of all three of these objectives, while Mr. Koonce’s award primarily reflects his contributions to the Atlantic Coast Pipeline and Cove Point projects, and Mr. Christian’s award primarily reflects his business unit’s contributions to the execution of Dominion’s solar energy strategy. As of the grant date, the special restricted stock awards received by Messrs. McGettrick, Christian and Koonce were each valued at 30% of their respective long-term incentive program award targets for 2014. Mr. Farrell’s award was valued at $1,500,000 at the grant date, or approximately 18% of his long-term incentive program award target for 2014. The awards are subject to a one-year vesting period. Dividends will be paid during the restricted period.

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

RETIREMENT PLANS

We sponsor two types of tax-qualified retirement plans for eligible non-union employees, including our NEOs: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan). Employees hired before 2008, including the NEOs, are eligible for a pension benefit upon attainment of retirement age based on a formula that takes into account final compensation and years of service. They also receive a cash retirement benefit under which the company contributes 2% of each participant’s compensation to a special retirement account that may be paid in a lump sum or added to the annuity benefit upon retirement. The company began funding the special retirement account for eligible employees in January 2001. The formula for the Pension Plan is explained in the narrative following the Pension Benefits table. The change in Pension Plan value for 2014 for the NEOs is included in the Summary Compensation Table.

All participating employees in our 401(k) Plan (including our NEOs) are eligible to receive a matching contribution. Officers whose matching contributions under our 401(k) Plan are limited by the Code receive a cash payment to make them whole for the company match lost as a result of these limits. These cash payments are currently taxable. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). Unlike the Pension Plan and 401(k) Plan, these plans are unfunded, unsecured obligations of the company. These plans help us compete for executive talent. Due to the Code limits on pension plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) Plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees. The BRP restores benefits that cannot be paid under the Pension Plan due to Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. The Pension Plan, 401(k) Plan, BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table. Effective July 1, 2013, the ESRP was closed to any new participants.

In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of age or service credit were granted to the NEOs during 2014.

OTHER BENEFIT PROGRAMS

Dominion’s officers participate in the benefit programs available to other Dominion employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former companywide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

PERQUISITES

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

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An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

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A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

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In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the corporate aircraft for air travel, including personal travel. Mr. Farrell’s family and guests may accompany him on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of corporate aircraft is not available when there is a company need for the aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2014, 95% of the use of Dominion’s aircraft was for business purposes.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

EMPLOYMENT CONTINUITY AGREEMENTS

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. In addition to these agreements being consistent with the practices of our peer companies for competitive purposes, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control of Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

OTHER AGREEMENTS

Dominion does not have comprehensive employment agreements or severance agreements with its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control. No new letter agreements were entered into in 2014.

OTHER RELEVANT COMPENSATION PRACTICES

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion stock to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans count toward the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised. We prohibit certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Until an officer meets his or her ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and goal-based stock awards. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions as long as the sale, gift or transfer does not cause an executive to fall below his or her ownership target.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. As of January 1, 2015, each NEO exceeded his share ownership target as shown below:

	Shares Owned and Counted Toward Target(1)	Share Ownership Target(2)
Thomas F. Farrell II	667,847	145,000
Mark F. McGettrick	190,505	35,000
David A. Christian	64,832	35,000
Paul D. Koonce	93,360	35,000
David A. Heacock	29,609	20,000

(1) Amounts in this column do not include shares of unvested restricted stock that are not counted toward ownership targets

(2) Share ownership target is the lesser of salary multiple or number of shares

Recovery of Incentive Compensation

Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and long-term incentive performance grant documents include a broader clawback provision that authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO and the next three most highly compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We generally seek to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term incentive compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when it feels that corporate objectives justify the cost of being unable to deduct such compensation.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for share-based payments, which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO and our three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table.

Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive program. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period. The Strategic Initiative Performance Grants discussed in the CD&A are also included in this column.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans, and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan account if Code contribution limits did not apply.

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2014, 2013 and 2012 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2014	$1,411,744	$5,700,063	$10,038,797	$3,286,303	$176,038	$20,612,945
	2013	1,348,695	4,200,017	5,155,593	—	209,956	10,914,261
	2012	1,300,500	3,500,005	3,223,982	3,988,560	186,699	12,199,746
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2014	747,945	1,870,057	3,125,492	1,046,263	94,250	6,884,007
	2013	712,329	1,168,772	1,768,840	—	90,806	3,740,747
	2012	680,516	3,562,516	1,048,198	2,552,297	68,276	7,911,803
David A. Christian Executive Vice President and CEO – Dominion Generation Group	2014	641,096	1,166,118	1,705,015	760,722	103,823	4,376,774
	2013	622,423	728,803	1,218,126	276,997	101,100	2,947,449
	2012	600,181	2,162,538	675,919	2,201,940	94,868	5,735,446
Paul D. Koonce Executive Vice President and CEO – Energy Infrastructure Group	2014	635,630	1,166,118	1,705,769	1,915,575	61,568	5,484,660
	2013	589,788	728,803	1,163,727	733,834	60,006	3,276,158
	2012	520,555	2,137,529	643,596	1,351,626	56,533	4,709,839
David A. Heacock (President and Chief Nuclear Officer Dominion Nuclear)	2014	492,632	350,008	797,640	1,216,185	48,459	2,904,924
	2013	452,530	300,048	565,566	139,549	45,267	1,502,960

(1) Effective March 1, 2014, Messrs. Farrell and McGettrick each received 5% base salary increases, and Messrs. Christian, Koonce and Heacock received base salary increases of 3%, 8.7% and 10%, respectively.

(2) The amounts in this column reflect the grant date fair value of stock awards for the respective year grant in accordance with FASB guidance for share-based payments. Dominion did not grant any stock options in any of the years presented. See also Note 19 to the Consolidated Financial Statements in Dominion’s 2014 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2014, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2014.

(3) The 2014 amounts in this column include the payout under Dominion’s 2014 AIP and 2013 Performance Grants. All of the NEOs received 100% funding of their 2014 AIP target awards. Messrs. Farrell and McGettrick also received 100% payout scores for accomplishment of their goals, while Messrs. Christian, Koonce and Heacock received payout scores of 99.25%, 99.38% and 95%, respectively, for accomplishment of their goals. The 2014 AIP payout amounts were as follows: Mr. Farrell: $1,778,797; Mr. McGettrick: $753,929; Mr. Christian: $575,452; Mr. Koonce: $576,206 and Mr. Heacock: $332,640. See Annual Incentive Plan discussion of CD&A for additional information on the 2014 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2014 AIP. The 2013 Performance Grant Award was issued on February 1, 2013, and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2014. Payouts could have ranged from 0% to 200%. The actual payout was 155.0% of the target amount. The 2013 Performance Grant payout amounts were as follows: Mr. Farrell: $6,510,000; Mr. McGettrick: $1,811,563; Mr. Christian: $1,129,563; Mr. Koonce: $1,129,563 and Mr. Heacock: $465,000. See Payout Under 2013 Performance Grants discussion of CD&A for additional information on the 2013 Performance Grants. The 2014 amounts in this column also include payouts received by Messrs. Farrell and McGettrick in 2014 under the Strategic Initiative Performance Grants in the amounts of $1,750,000 and $560,000, respectively; see Strategic Initiative Performance Grants discussion of CD&A for additional information on these grants. The 2013 amounts reflect both the 2013 AIP and the 2012 Performance Grant payouts, and the 2012 amounts reflect both the 2012 AIP and 2011 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year-over-year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit; and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0.

A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit decreased from 5.30% used as of December 31, 2013, to a discount rate of 4.40% used as of December 31, 2014. The increase in present value attributed solely to the change in discount rate was as follows: Mr. Farrell: $1,760,209; Mr. McGettrick: $1,037,167; Mr. Christian: $739,640; Mr. Koonce: $644,779 and Mr. Heacock: $441,797.

(5) All Other Compensation amounts for 2014 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Total All Other Compensation
Thomas F. Farrell II	$92,718	$29,448	$7,800	$46,072	$176,038
Mark F. McGettrick	29,093	35,238	10,400	19,519	94,250
David A. Christian	28,584	49,594	10,400	15,245	103,823
Paul D. Koonce	27,597	14,907	7,795	11,269	61,568
David A. Heacock	13,482	15,271	10,400	9,306	48,459

(a) Unless noted, the amounts in this column for all NEOs are composed of the following: personal use of company vehicle and allowance for financial planning, health and wellness. For Mr. Farrell the amount in this column also includes $71,792 for the value of his personal use of the corporate aircraft. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as 95% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for personal travel.

(b) Employees initially hired before 2008 who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service. All NEOs were hired prior to 2008.

(c) Represents cash payments of lost 401(k) Plan matching contributions due to IRS limits.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2014.

	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)(6)
Name			Threshold	Target	Maximum
Thomas F. Farrell II
2014 Annual Incentive Plan(2)			0	$1,778,797	$3,557,594
2014 Cash Performance Grant(3)			0	4,200,000	8,400,000
2014 Restricted Stock Grant(4)	2/1/2014	1/16/2014				61,847	$4,200,030
2014 Strategic Initiative Performance Grant(5)			0	1,750,000	1,750,000
2014 Special Restricted Stock Grant(6)	10/1/2014	10/1/2014				21,658	1,500,033
Mark F. McGettrick
2014 Annual Incentive Plan(2)			0	753,929	1,507,858
2014 Cash Performance Grant(3)			0	1,168,750	2,337,500
2014 Restricted Stock Grant(4)	2/1/2014	1/16/2014				17,211	1,168,799
2014 Strategic Initiative Performance Grant(5)			0	560,000	560,000
2014 Special Restricted Stock Grant(6)	10/1/2014	10/1/2014				10,125	701,258
David A. Christian
2014 Annual Incentive Plan(2)			0	579,801	1,159,601
2014 Cash Performance Grant(3)			0	728,750	1,457,500
2014 Restricted Stock Grant(4)	2/1/2014	1/16/2014				10,732	728,810
2014 Special Restricted Stock Grant(6)	10/1/2014	10/1/2014				6,314	437,308
Paul D. Koonce
2014 Annual Incentive Plan(2)			0	579,801	1,159,601
2014 Cash Performance Grant(3)			0	728,750	1,457,500
2014 Restricted Stock Grant(4)	2/1/2014	1/16/2014				10,732	728,810
2014 Special Restricted Stock Grant(6)	10/1/2014	10/1/2014				6,314	437,308
David A. Heacock
2014 Annual Incentive Plan(2)			0	350,148	700,296
2014 Cash Performance Grant(3)			0	350,000	700,000
2014 Restricted Stock Grant(4)	2/1/2014	1/16/2014				5,154	350,008

(1) On January 16, 2014, the CGN Committee approved the 2014 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2014 restricted stock award was granted on February 1, 2014. Under the 2005 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for these restricted stock grants was $67.91 per share, which was Dominion’s closing stock price on January 31, 2014. On October 1, 2014, the CGN Committee approved special restricted stock awards for Messrs. Farrell, McGettrick, Christian and Koonce, as described in the Other 2014 Grants section of the CD&A. The date of grant for these special restricted stock awards was October 1, 2014. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for these October 1, 2014 restricted stock awards was $69.26 per share, which was Dominion’s closing stock price on October 1, 2014.

(2) Amounts represent the range of potential payouts under the 2014 AIP. Actual amounts paid under the 2014 AIP are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the AIP is fully funded and payout goals are achieved. For the 2014 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) Amounts represent the range of potential payouts under the 2014 performance grant of our long-term incentive program. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2016, depending on the achievement of performance goals for the two-year period ending December 31, 2015. The amount earned will depend on the level of achievement of two performance metrics: TSR—50% and ROIC—50%. TSR measures Dominion’s share performance for the two-year period ended December 31, 2015, relative to the TSR of the companies that are listed as members of the Philadelphia Stock Exchange Utility Index as of the end of the performance period. ROIC goal achievement will be scored against 2014 and 2015 budget goals. See Exhibit 10.40 to Dominion’s Form 10-K filed on February 28, 2014, for TSR and ROIC goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have prorated vesting for retirement, termination without cause, death or disability. In the case of retirement, prorated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

(4) The 2014 restricted stock grant fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

(5) Amounts represent the range of potential payouts under the Strategic Initiative Performance Grant. Potential payout of these cash performance grants ranged from 0% to 100% of the grant amount based on the CGN Committee’s assessment of progress made on specified strategic initiatives during the performance period. The awards would have been forfeited if employment terminated before the end of the performance period for any reason other than a change in control, death or disability. In the event of termination due to death or disability, the awards were subject to prorated vesting, and in the event of a change in control, the awards would have been paid at 100%. Messrs. Farrell and McGettrick each received 100% payouts of these performance grants, following the CGN Committee’s determination that the goals had been satisfied. See Exhibit 10.42 to Dominion’s Form 10-K filed on February 28, 2014, for information about the performance criteria.

(6) This special restricted stock grant fully vests after one year, on October 1, 2015. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2014. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Thomas F. Farrell II	69,417	(2)	$5,338,167
	77,534	(3)	5,962,365
	61,847	(4)	4,756,034
	116,469	(5)	8,956,466
	21,658	(6)	1,665,500
Mark F. McGettrick	21,073	(2)	1,620,514
	21,576	(3)	1,659,194
	17,211	(4)	1,323,526
	10,125	(6)	778,613
	51,434	(7)	3,955,275
David A. Christian	13,140	(2)	1,010,466
	13,454	(3)	1,034,613
	10,732	(4)	825,291
	6,314	(6)	485,547
	30,858	(7)	2,372,980
Paul D. Koonce	12,644	(2)	972,324
	13,454	(3)	1,034,613
	10,732	(4)	825,291
	6,314	(6)	485,547
	30,858	(7)	2,372,980
David A. Heacock	4,959	(2)	381,347
	5,539	(3)	425,949
	5,154	(4)	396,343

(1) The market value is based on closing stock price of $76.90 on December 31, 2014.

(2) Shares scheduled to vest on February 1, 2015.

(3) Shares scheduled to vest on February 1, 2016.

(4) Shares scheduled to vest on February 1, 2017.

(5) Shares scheduled to vest on December 17, 2015. Amount includes dividends reinvested into additional shares that are restricted and subject to the same terms and conditions of the underlying restricted stock grant.

(6) Shares scheduled to vest on October 1, 2015.

(7) Shares scheduled to vest on December 20, 2015. Amount includes dividends reinvested into additional shares that are restricted and subject to the same terms and conditions of the underlying restricted stock grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2014, on vested restricted stock awards. There were no option exercises by NEOs in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	80,386	$5,459,013
Mark F. McGettrick	22,968	1,559,757
David A. Christian	12,920	877,397
Paul D. Koonce	12,920	877,397
David A. Heacock	5,742	389,939

PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2014, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell II	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	19.00 30.00 30.00	$1,299,400 12,867,694 13,759,175
Mark F. McGettrick	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	30.00 30.00 30.00	1,831,495 6,169,658 7,048,890
David A. Christian	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	30.00 30.00 30.00	2,227,924 3,835,716 5,099,521
Paul D. Koonce	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	16.00 16.00 16.00	890,828 1,319,111 6,023,672
David A. Heacock	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	27.50 27.50 27.50	1,842,467 1,700,179 1,739,972

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2014. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2014, plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, Christian and Heacock, and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $5,668,607 lower for Mr. Farrell and $1,989,454 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan. A “cash balance” formula applies to non-union employees hired on or after January 1, 2008.

The “final average earnings” formula of the Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The basic pension benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites, or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For credited service through December 31, 2000:			For credited service on or after January 1, 2001:
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

Participants in the “final average earnings” formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (3.79% in 2014). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 –30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2014, the compensation limit was $260,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2014, this limitation was the lesser of (i) $210,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall restoration benefit is not changed.

Participants may choose to receive the portion of the restoration benefit that accrued before 2005 as a single lump sum cash payment or in the same annuity form elected by the participant under the Dominion Pension Plan. For the portion of the benefit that accrued in 2005 or later, benefits must be paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their BRP benefits. Per his letter agreement, Mr. Farrell was granted 30 years of service when he reached age 60. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count toward determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Executive Supplemental Retirement Plan

The Dominion ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall benefit is not changed. Effective July 1, 2013, the ESRP was closed to any new participants.

Before the plan was closed, a Dominion employee became eligible to participate in the ESRP if (1) he or she was a member of management or a highly compensated employee, and (2) he or she had been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

Under the ESRP, a participant may elect to receive the portion of his or her benefit that had accrued as of December 31, 2004, in a lump sum or in monthly installments. Any portion of the ESRP benefit that accrued after December 31, 2004 must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs are currently entitled to a full ESRP retirement benefit (Mr. Koonce reached age 55 in January 2015). Based on the terms of their individual letter agreements, Messrs. Farrell, McGettrick, Christian and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Mr. McGettrick has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the December 31, 2014, benefit calculations shown in the Pension Benefits table include a discount rate of 4.40% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 3.65% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to a point five years beyond the calculation date (this year, to 2019) with 100% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 42%. BRP and ESRP benefits are assumed to be paid as lump sums; pension plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For 2014, a 4.0% discount rate was used to determine the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2014)*	Aggregate Withdrawals/ Distributions (as of 12/31/2014)	Aggregate Balance at Last FYE (as of 12/31/2014)
Thomas F. Farrell II	$—	$—	$—
Mark F. McGettrick	—	—	—
David A. Christian	423	—	29,996
Paul D. Koonce	264,925	—	1,916,081
David A. Heacock	—	—	—

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan) and Dominion Resources, Inc. Security Option Plan (Frozen DSOP), which were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

Frozen Deferred Compensation Plan

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vested restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan offers 29 investment funds for the plan balances, including a Dominion Resources Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Resources Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund. The following funds had rates of returns for 2014 as follows: Dominion Resources Stock Fund, 22.58%; and Dominion Fixed Income Fund, 3.20%.

The Dominion Fixed Income Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default benefit commencement date is February 28 after the year in which the participant retires, but the participant may select a different benefit commencement date in accordance with the plan. Participants may change their benefit commencement date election; however, a new election must be made at least six months before an existing benefit commencement date. Withdrawals less than six months prior to an existing benefit commencement date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected benefit commencement date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected benefit commencement date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months’ notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

Frozen DSOP

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company match contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 27 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The NEOs that are participants in the Frozen DSOP held options on the publicly available mutual fund, Vanguard Short-Term Bond Index, which had a rate of return for 2014 of 1.16%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.
•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance. Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the tenth anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).
•

If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CGN Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

The following table provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2014. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination or Change in Control

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	$—	$10,868,585	$2,008,696	$1,423,038	$—	$—	$—	$—	$14,300,319
Death / Disability	—	18,183,005	2,008,696	—	—	—	—	—	20,191,701
Change in Control(5)	—	14,167,929	2,191,304	—	9,351,393	—	25,000	—	25,735,626
Mark F. McGettrick(4)
Retirement	—	3,234,414	558,967	—	—	—	—	—	3,793,381
Death / Disability	—	5,981,128	558,967	—	—	—	—	—	6,540,095
Change in Control(5)	—	6,102,707	609,783	—	4,415,868	—	25,000	—	11,153,358
David A. Christian(4)
Retirement	—	2,016,856	348,533	—	—	—	—	—	2,365,389
Death / Disability	—	3,664,746	348,533	—	—	—	—	—	4,013,279
Change in Control(5)	—	3,712,040	380,217	—	3,621,408	—	25,000	3,292,352	11,031,017
Paul D. Koonce
Termination Without Cause	—	1,979,714	348,533	—	—	—	—	—	2,328,247
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	3,627,604	348,533	—	—	—	—	—	3,976,137
Change in Control(5)	2,773,303	3,711,040	380,217	—	3,532,386	164,412	25,000	4,880,046	15,466,404
David A. Heacock (4)
Retirement	—	763,848	167,391	—	—	—	—	—	931,239
Change in Control(5)	1,077,145	439,791	182,609	—	2,455,581	137,678	25,000	1,867,044	6,184,848

(1) Grants made in 2012, 2013 and 2014 under the long-term incentive program and the 2014 Special Restricted Stock Grants vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) does not determine the NEO’s retirement is detrimental to the company; amounts shown assume this determination was made. However, the December 2010 restricted stock award issued to Mr. Farrell and the December 2012 restricted stock awards issued to Messrs. McGettrick, Christian and Koonce do not vest pro rata if the executive is terminated or leaves for any reason other than following change of control, death or disability. The amounts shown in the restricted stock column are based on the closing stock price of $76.90 on December 31, 2014.

(2) Pursuant to a letter agreement dated February 27, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. McGettrick is eligible for retiree medical and executive life insurance upon any termination due to his letter agreement. Messrs. Farrell and Christian are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Koonce is eligible for retiree medical and executive life insurance upon a change in control. Mr. Heacock is eligible for retiree medical upon a change in control.

(4) For the NEOs who are eligible for retirement under the Dominion Pension Plan as of December 31, 2014 (Messrs. Farrell, McGettrick, Christian and Heacock), this table above assumes they would retire in connection with any termination event.

(5) Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2014. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, McGettrick, Christian and Heacock) or termination without cause (Mr. Koonce). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination without cause.

EQUITY COMPENSATION PLANS

As of December 31, 2014	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by shareholders	0	0	25,659,579(1)(2)
Plans not approved by shareholders	0	0	945,517(3)
Total	0	$0	26,605,096

(1) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 176,476 shares.

(2) Amount includes up to 24,705,498 shares that may be issued under the 2014 Incentive Compensation Plan under option awards or, alternatively, up to 12,352,749 shares that may be issued under full value awards such as restricted stock, restricted stock units, goal-based stock or performance grants. Each share issued under an option award counts as one share and each share issued under a full-value award counts as two shares against the share limit in the 2014 Incentive Compensation Plan. Since 2006, substantially all of our long-term equity awards have been in the form of full-value awards (restricted stock and goal-based stock). Shares for expired or forfeited awards become available for new awards under the 2014 Incentive Compensation Plan. Amount also includes 107,781 shares available for issuance for the remaining outstanding awards under the 2005 Incentive Compensation Plan as restricted stock or performance awards.

(3) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. The Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2015 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

The primary objectives of Dominion’s executive compensation program are to motivate and reward superior performance that supports our business and strategic plans and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to Dominion’s long-term success. A focal point of the compensation program is to align the interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase shareholder value. Dominion’s performance in 2014 indicates that the design of our compensation program is meeting these objectives.

In 2014, Dominion made transformational investments in electric, natural gas and midstream opportunities that have strategically positioned us for the future, while continuing to maintain strong financial and operational performance. In February 2015, we presented an updated six-year strategic plan to investors based on the plans developed by Messrs. Farrell and McGettrick during 2014. We believe our executive compensation program is an important contributor to our success as seen in Dominion’s 2014 business highlights in the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 29, and in the following:

•	Dominion’s three-year TSR of 62.08% outperformed the Compensation Peer Group median and the Philadelphia Stock Exchange Utility Index.
•	The Board increased the annual dividend rate by 6.67% from $2.25 per share in 2013 to $2.40 per share in 2014.
•	For the second year in a row, we achieved companywide all-time bests for OSHA recordable and lost-time restricted duty rates, reducing 2013 rates by 11% and 3%, respectively.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our NEOs resulting from our compensation objectives, policies and practices relating to our NEOs as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the CGN Committee value the opinions expressed by Dominion’s shareholders and will review the voting results in connection with their ongoing evaluation of Dominion’s executive compensation program.

Your Board of Directors recommends that you vote FOR approval of Item 3.

Item 4 — Approval of Amendment to Bylaws

AMENDMENT TO THE BYLAWS TO CHANGE THRESHOLD OF OUTSTANDING SHARES REQUIRED TO CALL SPECIAL MEETINGS

The Board of Directors is requesting that shareholders approve an amendment to Dominion’s Amended and Restated Bylaws, in effect as of May 3, 2013 (the Bylaws), that would allow a special meeting of shareholders to be called by the Corporate Secretary upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request more than 25% of the outstanding shares of Dominion common stock.

Currently, Article IV of the Bylaws allows a special meeting of the shareholders to be held whenever called by the Corporate Secretary, upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request, more than one-third of all the outstanding shares of Dominion common stock. The Board frequently reviews corporate governance practices of peers and other S&P 500 U.S. public companies and seeks advice regarding best practices. After due consideration of such information, the Board has determined that the threshold of outstanding shares required to call a special meeting should be lowered to 25%.

The proposed threshold of more than 25% of the outstanding shares of common stock to exercise this right will continue to balance competing interests. It will still ensure that shareholders with substantial holdings in our company could request a meeting to address significant strategic concerns prior to the next annual meeting, but special interest groups with views not shared by shareholders with substantial holdings cannot damage the interests of shareholders by causing our company to incur unnecessary costs and diverting the attention of key personnel from the operation of our business. Shareholders with smaller holdings will continue to have the ability, consistent with the SEC’s rules, our Bylaws and Virginia law, to present proposals at our annual shareholder meetings.

The proposed changes to Article IV are set forth in their entirety in the Appendix A.

The affirmative vote of a majority of the votes entitled to be cast on the record date for the 2015 Annual Meeting will be required for approval of this Item 4. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal. We believe that, taking into account our current governance practices and this proposal to lower the special meeting threshold, shareholders should vote for this proposal and against the shareholder proposal presented as Item 5 to allow shareholders to act by written consent.

Your Board of Directors recommends that you vote FOR Item 4.

Shareholder Proposals

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2015 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished to any shareholder upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in each opposing statement.

ITEM 5 — RIGHT TO ACT BY WRITTEN CONSENT

Proposal 5 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. A shareholder right to act by written consent is one method to equalize our restricted provisions for shareholders to call a special meeting. For instance it takes 33% of Dominion Resources shareholders to call a special meeting when many states allow 10% of shareholders. Plus tens of millions of Dominion shareholders are automatically excluded from participating in this formidable 33% threshold.

West Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance as reported in 2014:

GMI Ratings, an independent investment research firm, rated our company D in accounting and executive pay. Thomas Farrell received $11 million in 2013 total realized pay. Dominion Resources had not disclosed specific, quantifiable performance objectives for our CEO.

In regard to our board, we did not have an independent lead director. Not one independent director had expertise in risk management based on GMI’s standards.

John Harris received our highest negative votes – 16%. Peter Brown and Michael Szymanczyk were inside-related directors which detracts from the independent oversight role of directors. The executive pay and nomination committee functions of our board were downgraded by being combined into one committee.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to project shareholder value:

Right to Act by Written Consent — Proposal 5

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The Board believes that the proposed written consent process, as compared with shareholders acting in person or by proxy at a meeting, is not in the best interests of Dominion’s shareholders. In particular, the proposal could allow a dissident shareholder group to disenfranchise other shareholders – especially smaller shareholders –by sidestepping a full debate of the merits or consequences such a proposed action presents. Under Dominion’s Articles of Incorporation and Amended and Restated Bylaws (the Bylaws), all of Dominion’s shareholders have the opportunity to participate either in person or by proxy in meetings called to determine proposed actions. The SEC’s process for soliciting meeting proxies, and the conduct of the meeting, create the opportunities for full consideration of the reasons for and against the proposed action. Dominion’s meetings are normally attended in person or by proxy by at least 80 percent of the company’s shareholders.

In addition, Dominion’s Bylaws allow a special meeting of the shareholders to be held whenever called by the Corporate Secretary or upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request, more than one-third of all the outstanding shares of Dominion common stock - In fact, shareholders are being asked to amend the Bylaws at the Annual Meeting to lower the threshold to 25% in Item 4. The shareholder proposal would make it possible for any group of shareholders constituting a bare majority to take action without a meeting, potentially without prior notice to the other shareholders of Dominion, and before other shareholders have an opportunity to participate and all arguments can be heard. Smaller shareholders, in particular, may be completely disenfranchised under this proposed process.

Under applicable Virginia law, which governs Dominion, a company’s shareholders can act without a meeting only by a unanimous written consent signed by every shareholder entitled to vote on the action, unless otherwise provided by the company’s Articles of Incorporation. This unanimous consent provision protects all shareholders against the potential self-interested actions of a few large shareholders. However, if this proposal were implemented, a group of shareholders would have the ability to act by written consent, however frequently and at any time, and possibly without the consideration of minority shareholders.

Dominion holds shareholders’ meetings annually, and under Virginia law, must hold a meeting at least every 15 months. Under Dominion’s Bylaws and SEC rules and regulations, shareholders have the ability at those meetings to present appropriate proposals of their own, and to nominate individuals of their choosing to become members of the board. Consequently, the written consent procedure does not create a right for shareholders to take any actions they are not already in a position to take at a meeting. We believe that all shareholders should have an opportunity to be informed about, and vote on, significant actions and proposals. Acting on matters and proposals at a meeting is an inherently more open process than acting by written consent, and ensures the presentation of information to all shareholders for consideration.

Dominion is proud to have in place corporate governance practices that are viewed as best in class, which include the ability of shareholders to call special meetings, the election of directors by a majority of the votes cast in uncontested elections, no supermajority voting provisions in our Bylaws and Articles of Incorporation and having an independent Lead Director. We frequently review our corporate governance practices and, as noted above, are proposing that the special meeting threshold be lowered to 25 percent in Item 4. We recommend that you vote for Item 4 and against this proposal.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 6 — NEW NUCLEAR CONSTRUCTION

RESOLVED, that the shareholders of Dominion Resources urge the Board of Directors and management to: be open and honest about the enormous costs and risks of new nuclear construction and thereby stop wasting shareholder, taxpayer, and ratepayer money by pursuing the increasingly costly, unnecessary and risky venture of a new nuclear unit.

Supporting Statement

1.	New nuclear units are the most expensive and riskiest possible investment for Dominion in terms of finances, potential catastrophic failure, length of time to completion, and security. New nuclear units in France, Finland, Georgia, and South Carolina are already years delayed and billions over promised prices. TEPCO is bankrupt and dependent on government bailouts due to multiple preventable failures at Fukushima. Commercial nuclear power is crony capitalism at its worst – socialized risks through lobbying and political contributions, with guaranteed privatized profits, and incentives for systemic failure.
2.	The following proven and reasonable options offer significantly less expensive, quicker, cleaner, and safer solutions for delivering reliable and affordable electricity: reducing demand (conservation, efficiencies, and new technologies); using renewable sources for generation (on and off shore wind, thermal solar, PV, biomass, and tidal); fairly incorporating distributed electricity; expanding smart meters and smart grid; and selectively using natural gas (co-generation, peaking, and high efficiency plants). The cost of each of these options has dropped dramatically over the last decade while the costs of new nuclear units have soared.
3.	Dominion is proceeding with its single biggest planned investment and greatest borrowing ever without telling the shareholders even a range of prices. A new super- expensive nuclear unit will crowd out most other investment opportunities and will concentrate generation assets rather than provide generation diversity. Dominion tried to sell and then closed and wrote off the Kewanee Nuclear Station at a loss of over $250 million due to “uneconomic” conditions. Five nuclear plants have announced closure in the last two years. The free market and banks cannot and will not support nuclear power.
4.	Management has repeatedly failed to respond to shareholder or public requests for pertinent information, citing “proprietary” claims even though similar information has been released by utilities in nearby states, or by saying “we have not made a decision” even though they have spent over $600 million dollars of ratepayer, taxpayer and stockholder funds for legal, bureaucratic, lobbying, political and other unproductive expenses. CEO Farrell promised about five years ago to either build NA3 with a partner or alone within two years, or get out. It’s time to get out.
5.	The Shareholders of Dominion Resources want to minimize risk, keep the dividend safe, and have a conservative balance sheet. Constructing a new nuclear unit will jeopardize all those items.

Recommended reading and verifiable information:

For specifics on North Anna:	www.pacevirginia.org
(a local, all-volunteer organization)
For the science:	www.ieer.org
(Arjun Makhijani, Ph.D. in nuclear physics)
For costs:	www.energyeconomyonline.com
(Craig Severnace, CPA)

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Under Virginia and North Carolina laws, we are required to develop and file an integrated resource plan annually with the objective of identifying a diverse mix of resources necessary to meet future energy needs efficiently and reliably at the lowest reasonable cost while considering the uncertainties related to current and future regulations. This diversity, which includes nuclear generation, has consistently benefitted our customers in terms of being the most cost-effective and reliable way to meet their energy needs. Dominion’s existing nuclear units in Virginia are among the nation’s lowest cost producers of nuclear-generated electricity.

As part of our plan, we are evaluating a possible expansion of our North Anna Power Station in Louisa County, Virginia, to add another reactor, which would be a virtually carbon-free major power source that could meet the energy needs of approximately 375,000 homes. Dominion, with its experience as a safe, competitive, world-class nuclear operator, is well-positioned to consider a third reactor at North Anna. Only after thorough analysis, including the results of the ongoing preliminary design, planning and site work, will our Board determine whether to move forward with such expansion. Key considerations include long-term shareholder value, environmental, customer and regulatory considerations, risk and mitigation considerations and financial considerations. At this stage of our analysis, we cannot provide detailed information as to project costs due to confidentiality obligations as well as the competitively sensitive nature of such information. If Dominion makes a final determination to proceed with construction of a new reactor at North Anna, we will be required to obtain various regulatory approvals, including the approval of the Virginia State Corporation Commission (the Virginia SCC), and will submit information supporting the costs of the project to the applicable regulatory authority as part of such proceedings.

To meet growing demand for electricity, Dominion is committed to evaluating a variety of generating resources to best match the needs of its customers while providing the fuel diversity required to minimize operational risks as well as those associated with changing market conditions. Our evaluation includes renewables, nuclear and conventional technology, alongside demand-side resources, conservation programs, energy efficiency and market purchases. Clean-burning natural gas facilities will help meet part of this future energy and capacity need. Generating facilities based on renewable energy technology that is currently available, such as wind, tidal and solar, however, have relatively low capacity factors and are generally unreliable to serve as baseload resources to meet electrical power demand. Therefore, while renewable facilities will play an important role in our growth strategy for the future, renewable facilities simply cannot be considered as a substitute for large-scale replacement of fossil-fuel or nuclear generation facilities.

The importance of zero- or low-carbon emissions forms of electric generation, such as nuclear, is certain to increase in the future. The EPA’s draft Clean Power Plan, issued in June 2014, seeks to implement significant reductions in carbon emissions from existing power stations. The draft rule calls for a 38 percent reduction in carbon intensity for the fleet of power stations currently operating in Virginia. Compliance could require major changes in power production within Virginia, including closure of coal-fired units and significant additions of new generation. Given the uncertainty associated with meeting the requirements of the Clean Power Plan, the company maintains that it is in the best interests of its customers to preserve all generation options available that will reliably meet future customer needs and simultaneously meet future environmental regulations. This is true for any emitting generation resources such as a third reactor at North Anna.

Our company would not propose, and the Virginia SCC would not approve, construction of a new nuclear unit unless it was deemed to be in the best interests, including financial interests, of our customers.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 7 – REPORT ON METHANE EMISSIONS

WHEREAS:

Natural gas development has been publicized for its supposed superior environmental profile. But fugitive methane emissions in the oil and gas sector represent one of the most rapidly growing sources of anthropogenic methane emissions in the US, contributing 20 percent of short-term global warming impact. Dominion Resources relies heavily on natural gas in its business model and plans to substantially increase investment in natural gas assets. The promise of natural gas as a bridge fuel to a more sustainable energy future is under question, given the high short-term climate impact of methane emissions. The Intergovernmental Panel on Climate Change estimates that methane has 25 times more impact on temperature as CO2 over a 100-year period and 72 times more impact over a 20-year period.

Methane is the primary component of natural gas and is emitted across the value chain during production, processing, transmission, storage, and distribution. Emissions have not been tightly regulated, measured, monitored, mitigated, or disclosed, creating a risk to industry, operators, and environment alike. Great concern has been expressed recently (e.g., in a November 2013 National Academy of Sciences study) about methane emissions and about possible significant inaccuracies of EPA estimates of methane emissions (which EPA estimates in turn are based on reports that corporations submit to the EPA). See http://www.nytimes.com/2013/11/26/us/emissions-of-methane-in-us-exceed-estimates-study-finds.html.

Dominion Resources currently operates one of the largest natural gas storage and transportation systems in the U.S. and is planning to expand significantly its natural gas power plant generation capacity. Methane leakage has a direct economic impact on Dominion because lost gas is not available for sale and causes climate change and environmental impacts, whereas natural gas captured through control processes can be sold in the market, generating positive returns.

Methane emissions from natural gas pose a risk to shareholders’ investments and the company’s social license to operate. Dominion Resources has a responsibility to implement a program of measurement, mitigation, disclosure, and target-setting. Some operations may currently incorporate best-practice management, but the risk of leaks at high growth or select geographies can negate best practices elsewhere. Without a comprehensive measurement program and setting reduction targets, Dominion cannot quantify with any certainty and thus minimize the extent of risk to shareholders or the environment resulting from its methane emissions.

Measuring, mitigating and setting reduction targets for methane emissions could improve worker safety, maximize available energy resources, reduce economic waste, protect human health, and reduce climate impacts. Upgrading production assets may also improve performance.

RESOLVED:

Shareholders request that the Board of Directors publish a report for investors within six months of the 2015 annual meeting, at reasonable cost and omitting proprietary information, on how Dominion Resources is measuring, mitigating, setting reduction targets, and disclosing methane emissions.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion believes that natural gas will continue to be a fundamental component of the nation’s energy supply. An abundant supply of natural gas and infrastructure improvements to enhance the production, transportation and distribution of natural gas are, and will continue to be, instrumental to efforts to move toward cleaner fuels and fewer GHG emissions. In its development of the proposed Clean Power Plan, the EPA relies upon the expanded use of less carbon-intensive natural gas as one of the building blocks toward reducing emissions of carbon dioxide (CO2) from the electric generation sector.

Efforts among the EPA, the natural gas industry and academic research organizations are underway to enhance the measurement, quantification and reporting of GHG emissions (including methane) from natural gas production, transportation and storage, and to identify and adopt cost-effective technologies and practices to improve operational efficiency and minimize methane emissions. Dominion is a part of these efforts and participates in the EPA’s Natural Gas STAR Program, which is a voluntary partnership that encourages oil and natural gas companies to adopt cost-effective technologies and practices that improve operational efficiency and reduce emissions of methane. Two subsidiaries of Dominion are partners in the Natural Gas STAR Program, Dominion Transmission, Inc. since August 2011 and Dominion East Ohio since 2014. Dominion is also part of a nationwide methane emissions field study sponsored by the Environmental Defense Fund to quantify emissions associated with the transmission and storage of natural gas through the nation’s interstate natural gas pipeline system and storage facilities.

Dominion has long been an advocate of full and transparent emissions reporting. Dominion measures, calculates and reports GHG emissions as required by the EPA’s Mandatory Reporting Rule. For our natural gas businesses, we report methane emissions in terms of CO2 equivalent under several subparts of the rule that specifically address methane releases associated with that activity. Our GHG reporting program includes measurement leaks from our pipelines. We also report methane emissions in terms of CO2 equivalent on a station-by-station basis for our electric generation fleet.

We also provide disclosures on our website related to our methane initiatives available at (http://www.dominioncsr.com/environment/climate change.php and http://www.dominioncsr.com/performance/sustainability_scorecard.php). In 2011, Dominion set a preliminary sustainability goal to track methane emissions from our gas transmission and storage businesses, and adopt best practices to reduce methane emissions.

Although we do not have an emission reductions target, Dominion measures, mitigates and discloses methane emissions. As noted above, this information may be found on our website and is reported to the EPA. Therefore, we believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 8 — SUSTAINABILITY AS A PERFORMANCE MEASURE FOR EXECUTIVE COMPENSATION

WHEREAS,

•

The long-term interests of shareholders are best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. This is particularly important in the context of climate change, which shareholders see as having significant implications for Dominion Resource’s long term future profitability.

•

Dominion is ranked 14th among the 100 largest electric power producers in the US for producing the most carbon dioxide pollution. (Ceres, “Benchmarking Air Emissions”) This is inconsistent with Dominion’s Corporate Environmental Policy, which states “The company is fully committed to meeting its customers’ energy needs in a manner consistent with a clean environment. We believe it is both good business practice and our duty to protect the natural and cultural resources of the communities we serve. In keeping with this belief, it is our policy to conduct our business in an environmentally responsible manner that protects the public, our employees, and the earth that we all share.” (Dominion website, 2014)

•

A United Nations’ report found that “Companies should link appropriate [Environmental, Social, Governance] metrics to reward systems in a way that they form a meaningful component of the overall remuneration framework.” Similarly, “[d]isclosures of relevant ESG goals and their associated links to compensation should be integrated into official pay disclosures.” (UNEP & UN Global Compact, “Integrating ESG Issues into Executive Pay,” 2012)

•

Increased investor attention to non-traditional drivers of value has led some companies to include sustainability metrics in the design of their executive incentive programs.” (GMI Ratings “Sustainability Metrics in Executive Pay,” 2014). Many companies have added specific, measurable GHG reduction metrics to executive compensation plans; these include Intel, Xcel Energy, Alcoa, ING, National Grid, Shell, Suncor Energy, and others. (Conference Board, “Linking Executive Compensation to Sustainability Performance,” 2012)

•

The company’s 2014 proxy Incentive Compensation Plan proposal includes one environmental metric, “environmental considerations”. However, even if adopted, the ICP would still not include incentives corresponding to measurable reductions of the company’s carbon dioxide output.

•

As the 12th largest investor owned utility in the U.S. (Ceres 2014), Dominion plays a significant role in the power sector, and it is critical to shareholders that Dominion model best practices for its peers. Incentivizing its executive team to reduce Dominion’s carbon footprint through compensation depending on transparent, predefined, quantitative carbon reductions would be a powerful way to demonstrate Dominion’s leadership.

RESOLVED: Dominion shareholders request that the Compensation, Governance and Nominating (CGN) Committee, when setting senior executive compensation and/or bonuses, set forth a new compensation incentive that directly and periodically rewards specific, measurable reductions in the tons of carbon dioxide emitted by Dominion in the preceding year.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The company is committed to being a good environmental steward while meeting the ongoing objective to provide reliable, affordable energy for our customers. Dominion has an integrated voluntary strategy for reducing overall GHG emission intensity that is based on maintaining a diverse fuel mix, investing in renewable energy projects and promoting energy conservation and efficiency efforts. Comparing 2000 to 2013, the entire electric generating fleet (based on ownership percentage) reduced its average CO2 emissions rate per MWh of energy produced from electric generation by about 39 percent, with the regulated electric generating fleet (based ownership percentage) reducing its average CO2 emissions rate per MWh of energy produced from electric generation by about 19 percent for the same time period.

We are able to achieve a low emission intensity rate because of our diverse generation portfolio. We have significantly reduced our coal-fired generation and have added natural gas, renewable biomass and solar generation in the past few years, continuing to reduce our emissions intensity. We plan to add more natural gas and solar generation over the next several years.

These efforts to reduce emissions and diversify our generation portfolio are being recognized. In the same report referenced by the shareholder proponent (the MJ Bradley 2014 Benchmarking Air Emissions Report available at http://www.mjbradley.com/benchmarking-air-emissions), Dominion ranks among the lowest third emitters in terms of its emission intensity (the amount of CO2 emitted per MWh of energy produced). When evaluating emissions, it is important to look at emissions per unit of energy generated. The shareholder proponent fails to note that the same study also ranks Dominion among the top 10 nationwide in terms of total generation produced. Because we are a larger power producer, emissions intensity serves as a better indicator of carbon reductions than CO2 alone.

The Board does not believe that including sustainability as one of the performance measures under our incentive plans is necessary to create long-term, sustained value for Dominion’s shareholders. Rather, the Board of Directors believes that our existing executive compensation program promotes the best interests of our shareholders over time because the program aligns the interests of our executive officers with those of our shareholders, customers and employees by placing a substantial portion of pay at risk through performance goals. Key elements of our executive compensation program include:

•	Rewards for achievement of annual financial goals for Dominion, as well as business unit and individual goals selected to support longer-term strategies;
•

Rewards for officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital; and

•

A requirement to own and retain significant amounts of Dominion stock during officers’ careers to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership.

We believe that our existing executive compensation program creates a strong incentive for our executives to operate our business in a sustainable manner by establishing performance goals designed to create long-term shareholder value and does not need to be changed at this time.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 9 — REPORT ON THE FINANCIAL RISKS TO DOMINION POSED BY CLIMATE CHANGE

WHEREAS: The three costliest storms in Dominion’s 100 year operating history, Hurricane Isabel, Hurricane Irene and the June 2012 derecho, have occurred in the last decade.

The consensus among climate scientists is that without significant reduction of greenhouse gas emissions, climate change will continue to result in more severe and frequent storms, among other effects. The latest installment of the Intergovernmental Panel on Climate Change (IPCC) reports, released October 2014, is the strongest and most comprehensive assessment of global warming. This report further reinforced scientific certainty of climate impacts to an unprecedented extent, concluding that global warming is “unequivocal”, humanity’s role in causing it is “clear” and “most of the world’s electricity can – and must – be produced from low-carbon sources by 2050.” As cited by the United Nations, inaction would cost “much more” than taking the necessary action. Thus, it is unquestioned that climate change will pose significant risk to Dominion, its employees, and customers.

Dominion’s restoration costs amounted to $128 million after Hurricane Isabel in 2003, $59 million after Hurricane Irene in 2011 and $42 million after the June 2012 derecho storm. With the addition of storms like Superstorm Sandy in October 2012, Dominion’s restoration costs for major storm activity in 2012 totaled $81.6 million throughout the year. Additionally, between 2011 and 2012, weather events, earthquakes, and environmental regulations imposed more than $450 million in costs on the company, adversely affecting its earnings.

Dominion is unlikely to recoup such costs from insurance providers. The Virginia Supreme Court ruled in 2012 that utilities are not protected from lawsuits from damage due to greenhouse gas emissions. That means Dominion retains climate liability risks, which could impact shareholders.

Social concerns over emissions and the recently proposed US Clean Power Plan will decrease fossil fuel demand, potentially stranding fossil fuel assets and impacting investments.

Storms also carry reputational risks. After the derecho, more than 1 million customers of Dominion’s regulated electric utility division lost power, some for a full week. “Freak” storms like the derecho are expected to become more common as climate change progresses. Loss of power for customers also means lost sales for Dominion. Lost electricity sales after Hurricane Isabel, for instance, reduced operating earnings by 4 cents per share.

Because of the large risks that climate change carries, many companies are conducting internal assessments of business risks and are becoming more transparent about climate change by adding sections of their 10K, Annual Reports, website and other public statements on present and future risks.

The Board of Directors has the responsibility to share this type of information with shareholders.

Resolved: Shareholders request that within 6 months of the 2015 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing the financial risks to Dominion Resources posed by climate change and resulting impacts on share value, specifically including the impact of more frequent and more intense storms, as well as any actions the Board plans to address these risks.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion is committed to being a good environmental steward with an ongoing objective to provide reliable, affordable energy for its customers. Dominion has an integrated voluntary strategy for reducing overall GHG emission intensity that is based on maintaining a diverse fuel mix, including nuclear, coal, gas, oil, hydro and renewable energy, investing in renewable energy projects and promoting energy conservation and efficiency efforts.

Dominion currently reports on our climate change strategy, including associated risks. Our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the SEC contain discussions regarding the material risks, including financial risks, that climate change and issues frequently associated with climate change, such as extreme weather event risk, pose for Dominion. These reports are available on our website at www.dom.com/investors. We also publish an annual Citizenship & Sustainability Report (CSR) which discusses our climate change strategy. Our 2013-2014 CSR is available at www.dominioncsr.com.

Dominion has provided, and intends to continue to provide, appropriate disclosures to its investors regarding climate change and the risks it poses to Dominion. We believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 10 – ADOPT QUANTITATIVE GOALS FOR REDUCING GREENHOUSE GAS EMISSIONS

RESOLVED:

Shareholders request that Dominion Energy adopt absolute, quantitative goals, based on current technologies, for reducing total greenhouse gas (GHG) emissions from operations and report to shareholders by November 1, 2015 on its plans to achieve these goals (omitting proprietary information and prepared at reasonable cost.)

WHEREAS:

In November 2014 the Intergovernmental Panel on Climate Change (IPCC) released its latest and most conclusive “synthesis report” stating that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.” In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels) entailing a U.S. target reduction of 80 percent.

Our country’s fleet of fossil fueled power plants is the single largest source of carbon pollution in the U.S., accounting for over one-third of total carbon emissions, according to the EPA. Plans for increased regulation of GHG emissions are already underway. In May 2013, President Obama outlined an action plan to address climate change. The U.S. Environmental Protection Agency (EPA) proposed the Clean Power Plan to strengthen emissions standards for power plants seeking an overall 30% reduction of CO2 emissions by 2030 based on 2005 levels.

Investors representing $92 trillion in assets annually request disclosure of carbon emissions, reduction goals, and climate change strategies from over 6,000 companies through CDP (formerly Carbon Disclosure Project.) Seventy percent of the S&P 500 responded to CDP in 2014. A recent CDP study of 386 U.S. companies in the S&P 5000 found that “high emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets, with 10% higher firm-wide profitability.” In 2013, 75% of the 334 S&P 500 company respondents disclosed emission reduction targets.

While Dominion has commendable environmental efforts setting stronger, clear-cut, goals can help Dominion to continue its leadership and align with a growing global commitment to contain emissions. Research by Ceres indicates Dominion peers including American Electric Power, CMS Energy, Exelon and Duke Energy have set absolute and/or intensity carbon reduction goals. Unfortunately, Dominion lags behind, has not set absolute goals and also has not responded to CDP’s investor request for several years.

SUPPORTING STATEMENT:

A disciplined business strategy to cut emissions includes setting goals, striving to meet them and reporting on progress. Leading practices for electric utilities to manage carbon across the enterprise include pursuing all cost-effective energy efficiency opportunities, deploying large-scale and distributed renewable energy, utilizing smart grid technologies for consumer and system benefit and conducting robust and transparent resource planning. Two commonly used options for setting GHG targets are GHG “intensity” or “absolute” targets. Absolute GHG reduction goals compare total GHG emissions in the goal year to those in a base year.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The company is committed to being a good environmental steward while meeting the ongoing objective to provide reliable, affordable energy for its customers. Dominion has an integrated voluntary strategy for reducing overall greenhouse gas (GHG) emission intensity that is based on maintaining a diverse fuel mix, including nuclear, coal, gas, oil, hydro and renewable energy, investing in renewable energy projects and promoting energy conservation and efficiency efforts.

Dominion’s CSR (www.dominioncsr.com) provides comprehensive information on our efforts to minimize GHG emission intensity, which is the amount of GHGs emitted per MWh of electricity produced. Included in this report is detailed information with respect to GHG emissions at our facilities as reported to the EPA. This information is also available on the EPA’s website at www.epa.gov/climate/ghgreporting/ghgdata/reported/index.html.

We have retired a number of aging coal units with additional retirements planned over the next several years. Concurrently, the company has added more than 3,100 megawatts (MW) of non-emitting generation and approximately 6,300 MW of lower-emitting natural gas-fired generation since 2000. In addition, we have added 153 MW of renewable biomass by the conversion of three coal-fired boilers and recently completed the conversion of two additional coal-fired boilers to natural gas. We have more than 1,000 MW of renewable solar generating capacity operating, in development or planned across seven states (including recently announced plans to develop multiple large-scale solar projects totaling 400 MW of electricity to be built in Virginia); 500 MW of on shore wind energy in development or operation; and a commercial offshore wind generation project through a federal land lease off the coast of Virginia. We are also rolling out our Solar Partnership Program, which is authorized for 30 MW of rooftop or ground-mount solar panels on industrial, commercial and governmental land and our Solar Purchase Program, authorized for up to 3 MW.

These efforts to reduce emissions intensity and diversify our generation portfolio are being recognized. In an annual benchmarking of CO2 emissions among the nation’s 100 largest electric generating companies sponsored in part by Ceres (http://www.mjbradley.com/benchmarking-air-emissions), Dominion ranks among the lowest third of emitters in terms of its carbon emissions intensity. Comparing 2000 to 2013, the entire electric generating fleet (based on ownership percentage) reduced its average CO2 emissions rate per MWh of energy produced from electric generation by about 39 percent, with the regulated electric generating fleet (based ownership percentage) reducing its average CO2 emissions rate per MWh of energy produced from electric generation by about 19 percent for the same time period.

The EPA’s proposed Clean Power Plan will likely result in requirements to further reduce emissions of CO2 from our electric generating units. Additionally, Dominion is committed to meeting Virginia’s voluntary goal of 15 percent of base-year electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021. These efforts have the effect of reducing our GHG emissions. Dominion is required by Virginia law to file a report, accessible through the Virginia SCC website, annually on its efforts to meet these goals, its generation of renewable energy and the advances in renewable generation technology that affect its activities.

Dominion’s integrated strategy and our publicly available reports on these efforts accomplish the primary objective of the proposal to reduce our carbon intensity, rendering the adoption of the proposed resolution by shareholders unnecessary.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 11 — REPORT ON BIOENERGY

WHEREAS,

The Intergovernmental Panel on Climate Change states “Continued emission of greenhouse gases will cause further warming… increasing the likelihood of severe, pervasive and irreversible impacts”;

About half of anthropogenic CO2 since 1750 was emitted in the last 40 years;

And, “Inertia in the economic and climate systems and the possibility of irreversible impacts from climate change increase the benefits of near-term mitigation efforts”;

The U.S. Environmental Protection Agency (EPA) has proposed to regulate CO2 emissions from electricity generation under Rule 111(d), with reductions in carbon intensity (pounds CO2 per MWh of electricity) required by 2030;

Dominion has stated that a “highly uncertain” energy policy and regulatory environment, influenced by 111(d), calls for “sharp reductions in carbon intensity”1;

Dominion has significantly invested in wood-burning plants, which, as the Company acknowledged to the Virginia State Corporation Commission,2 have a higher carbon intensity than coal plants, emitting more CO2 per MWh on a day-to-day basis. Holdings include the 83 MW Pittsylvania plant, the Hopewell, Altavista, and Southampton facilities (converted from coal to wood – 153 MW), and the Virginia City Hybrid Energy Center, which can generate up to 60 MW by co-firing wood with fossil fuels. Dominion states 74.4% of its renewable energy will come from bioenergy in 2029;3

Dominion claims bioenergy reduces CO2 emissions,4 but states that economic viability of the coal-biomass conversions depends on a regulatory assumption of carbon neutrality, without which the net present value of operation is less than if the plants burned coal;5

EPA does not automatically consider bioenergy to be carbon neutral, counting all CO2 from biomass co-fired at fossil fueled plants, such as the Virginia City Hybrid Energy Center, as subject to Rule 111(d). Treatment of emissions from standalone bioenergy facilities is not finalized, but EPA’s carbon accounting framework recognizes logging waste, the fuel Dominion states it burns for bioenergy,6 as having significant net greenhouse gas emissions.7

RESOLVED: Shareholders request that the Board of Directors prepare a report on bioenergy by November 1, 2015, at reasonable cost and excluding proprietary information, evaluating the net greenhouse gas impact from each of the company’s biomass-burning facilities on a timeframe relevant to the near term need to reduce CO2 emissions, and assessing risks to the company’s finances and operations posed by emerging public policies on bioenergy and climate change.

Supporting Statement:

Among other things, the report should evaluate:

•	For each facility burning biomass, major factors relevant to achieving carbon neutrality, and the time frame that must be considered for the facility and its fuel sources to achieve carbon neutrality;
•	Any proposed State or federal policies that might consider CO2 emissions from Dominion bioenergy facilities or fuel sources in determining subsidies or tax credits.

[1]	Introduction to Dominion’s 2014 Integrated Resource Plan.
[2]	SCC Case No. PUE-2011-00073. Vol. III 01-12-2011.
[3]	Appendix 6A of Dominion 2014 IRP.
[4]	http://bit.ly/1wQ7nHJ
[5]	SCC Case No. PUE-2011-00073.
[6]	https://www.dom.com/corporate/what-we-do/electricity/generation/biomass.
[7]	Framework for Assessing Biogenic CO2 Emissions from Stationary Sources. EPA, 11-19-14.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion takes its responsibility for environmental stewardship seriously and is committed to using and developing renewable energy sources to help meet the current and future energy demands of its customers. We expect renewable energy to be an important component of a diverse and reliable energy mix for Dominion, and we continue to prudently seek and invest in reasonable-cost renewable sources. Renewables are part of a balanced approach that is necessary to protect the environment, keep rates low and reliability high, and support economic growth across Virginia.

We are committed to meeting Virginia’s voluntary goal of 15 percent of base-year electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021. The Virginia SCC has determined that biomass energy resources qualify in meeting its renewable portfolio standards goals.

Additionally, under Virginia and North Carolina laws, we are required to develop and file integrated resource plans annually with the objective of identifying the mix of resources necessary to meet future energy needs efficiently and reliably at the lowest reasonable cost while considering the uncertainties related to current and future regulations. We are also required by Virginia law to file a report annually on our efforts to meet the renewable portfolio standards (RPS) goal of 15 percent discussed above, our generation of renewable energy and the advances in renewable generation technology that affect our activities. These reports utilize a balanced approach that includes biomass generation. The integrated resource plans may be found on our website at https://www.dom.com/corporate/what-we-do/electricity/generation/integrated-resource-planning and the annual Virginia RPS reports are available through the Virginia SCC’s website. Through these reports and disclosure on our website, we keep our customers, shareholders and stakeholders informed of Dominion’s approach and commitment to renewable energy, which includes biomass.

Dominion has obtained all of the necessary state approvals, including environmental permits, and obtained certificates of public convenience and necessity from the appropriate state commissions for our biomass plants. As part of this process, Dominion presented testimony and evidence detailing the analysis undertaken in deciding to move forward with its plans. This analysis included economic studies, environmental review, and feasibility and engineering design studies. These filings are also available to the public on the Virginia SCC’s website.

In November 2014, the EPA released a draft of its Framework for Assessing Biogenic CO2 Emissions from Stationary Sources. While the Framework provides a description of the types of factors to consider when assessing certain biogenic CO2 emissions, it does not reach any conclusions concerning the treatment of any biogenic materials, including waste wood that is burned at Dominion’s biomass facilities. The EPA has indicated that it expects to recognize the biogenic CO2 emissions and climate policy benefits of certain waste woods in the implementation of the proposed Clean Power Plan.

Our filings with the North Carolina Utilities Commission and the Virginia SCC as well as disclosures on our website keep our customers, shareholders and stakeholders informed of Dominion’s renewable energy strategy, which includes biomass. Given current company disclosure and in light of the EPA’s developing policy regarding biogenic CO2 emissions, we believe that preparation of the requested report would be duplicative, premature and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Appendix A

We are proposing an amendment to Article IV of Dominion’s Bylaws, which is presented as Item 4 to this Proxy Statement. The original text of each such provision has been marked to show the proposed amendment and is presented below.

Proposed Amendment to Article IV of Dominion Resources, Inc. Bylaws for Item 4

ARTICLE IV. SPECIAL MEETINGS.

Special Meetings of the Shareholders shall be held whenever called by the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, or a majority of the Directors. Special Meetings of the Shareholders may also be held following the accrual or termination of voting rights of the Preferred Stock, whenever requested to be called in the manner provided in the Articles of Incorporation.

Special Meetings of the Shareholders shall also be held whenever called by the Corporate Secretary, upon the written request of the Shareholders owning continuously for a period of at least one year prior to the date of such request, more than ~~one-third~~ 25% of all the outstanding shares of the Corporation (a “Qualifying Shareholder Request”). Each such written request must be signed by a Shareholder and delivered to the Corporate Secretary at the principal executive office of the Corporation and shall set forth (a) a brief description of the business desired to be brought before the Special Meeting of the Shareholders, including the complete text of any resolutions to be presented at the Special Meeting of the Shareholders, with respect to such business, and the reasons for conducting such business at the meeting; (b) the date of request; (c) the name and address, as they appear on the Corporation’s books, of such Shareholder and of any Shareholder Associated Person (as defined in Article X); (d) the ownership information of such Shareholder and any Shareholder Associated Person as required by Article X, including a written agreement to update and supplement such information; (e) any material interest of such Shareholder and of any Shareholder Associated Person in such business; (f) a representation that such Shareholder intends to appear in person or by proxy at the Special Meeting of the Shareholders to transact the business specified and (g) a representation that each Shareholder intends to hold the shares of the Corporation’s stock through the date of the Special Meeting of the Shareholders. Shareholder requests submitted with respect to the election of Directors shall include the information as required to be included in a notice of a Shareholder’s intent to nominate a Director pursuant to Article XI.

Multiple shareholder requests delivered to the Corporate Secretary will be considered together to determine whether a Qualifying Shareholder Request has been made only if each such request (a) identifies substantially the same purpose or purposes of the Special Meeting of the Shareholders and substantially the same matters proposed to be acted on at the Special Meeting of the Shareholders, as determined in good faith by the Board of Directors, and (b) has been dated and delivered to the Corporate Secretary within sixty (60) days of the earliest dated shareholder request.

Any Shareholder may revoke his, her or its written shareholder request at any time by written revocation delivered to the Corporate Secretary at the principal executive office of the Corporation.

Business transacted at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be limited to the purpose(s) stated in the Qualifying Shareholder Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the Shareholders at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request. If none of the Shareholders who made the Qualifying Shareholder Request appears or send a qualified representative to present the matters specified in the Qualifying Shareholder Request, the Corporation need not present such matters for a vote at such meeting.

The Corporate Secretary shall not be required to call a Special Meeting of the Shareholders if (a) the Board of Directors calls an Annual Meeting or Special Meeting of the Shareholders to be held not later than ninety (90) days after the first date on which valid Qualifying Shareholder Requests constituting more than ~~one-third~~ 25% of all the outstanding shares of the Corporation have been delivered to the Corporate Secretary (the “Delivery Date”) and the business to be conducted at such meeting is substantially similar to the business requested by a Shareholder to be brought before a Special Meeting of the Shareholders, as determined in good faith by the Board of Directors or (b) the Qualifying Shareholder Request (i) has a Delivery Date which is during the period commencing ninety (90) days prior to the one-year anniversary of the preceding year’s Annual Meeting and ending on the date of the next Annual Meeting, (ii) contains an identical or substantially similar item to an item that was presented at any meeting of the Shareholders held within one hundred and twenty (120) days prior to the Delivery Date (for purposes of this clause (ii) the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors), (iii) relates to an item of business that is not a proper subject for Shareholder action under applicable law, (iv) was made in a manner that involved a violation of Regulation 14A of the Exchange Act or other applicable law, or (v) does not comply with the provisions of this Article IV.

Any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such Special Meeting of the Shareholders shall not be more than ninety (90) days after the Delivery Date.

Appendix B

Reconciliation of 2014 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2014 reported earnings, but are excluded from consolidated operating earnings: $248 million charge associated with Virginia legislation enacted in April 2014 that permits Virginia Power to recover 70% of the costs previously deferred or capitalized through December 31, 2013, relating to the development of a third nuclear unit located at North Anna and offshore wind facilities as part of the 2013 and 2014 base rates; $193 million net charge related to the repositioning of our Producer Services business, reflecting the termination of natural gas trading and certain energy marketing activities; $174 million charge associated with our liability management exercise, mainly reflecting the call premiums on our early debt redemptions in the fourth quarter; $74 million charge related to a settlement offer to incur future ash pond closure costs at certain utility generation facilities; $31 million goodwill write-off associated with the company exiting the unregulated electric retail energy marketing business; $27 million net benefit related to other items.

Reconciliation of 2013 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2013 reported earnings, but are excluded from consolidated operating earnings: $92 million net loss from discontinued operations of two merchant power stations (Brayton Point & Kincaid) which were sold in third quarter 2013; $109 million net charge related to an impairment of certain natural gas infrastructure assets and the repositioning of Producer Services; $28 million charge in connection with the Virginia State Corporation Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2011-2012 test years; $17 million charge associated with our operating expense reduction initiative, primarily reflecting severance pay and other employee-related costs; $49 million net gain related to our investments in nuclear decommissioning trust funds; $30 million benefit due to a downward revision in the nuclear decommissioning asset retirement obligations (ARO) for certain merchant nuclear units that are no longer in service; and $17 million net expense related to other items.

WWW.DOM.COM

2014 Annual Report on Form 10-K

You may request, without charge, a copy of Dominion's 2014 Form 10-K, excluding exhibits, by:

Writing:

Emailing:

Shareholder.Services@dom.com

Calling:

1.800.552.4034

Or, you may view our Form 10-K on our website at **www.dom.com**.

2015 PROXY CARD

This proxy is solicited on behalf of the Board of Directors. IMPORTANT: PLEASE SEE REVERSE SIDE

FOR INFORMATION ABOUT YOUR VOTING CHOICES. Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

To Our Shareholders:

Let your voice be heard . . .

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope.

If you choose to vote by Internet or telephone, do not return your proxy card by mail.

All mail, Internet and telephone votes must be received by 6:00 a.m.

Eastern Time on the day of the 2015 Annual Meeting. This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is

returned signed with no direction given, this proxy will be

voted “FOR” the 10 director nominees named in the proxy

statement and Items 2-4, and “AGAINST” Items 5-11.

Please sign exactly as your name appears on this proxy card.

When shares are held by joint tenants, both shareholders

should sign.

When signing in a representative capacity, please give your

representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership,

please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints

John W. Harris, David A. Wollard and Carter M. Reid, or any one of

them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 6,

2015, and at any and all adjournments.

, 2015

Signature Date

, 2015

Signature (if held jointly) DateVote Your Proxy

By Phone…

Call toll-free 1-888-693-8683

using a touch-tone phone;

By Internet…

Access the Website at

http://www.cesvote.com; or

By Mail…

Return your proxy in the

postage-paid envelope provided.

You may view our 2015 Proxy

Statement, 2014 Summary Annual

Report and 2014 Annual Report on Form

10-K online at www.dom.com/proxy

2015 PROXY CARD

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON REVERSE SIDE.

Dominion Resources, Inc.

The Board of Directors rec ommends a vote “FOR” each of these director nominees and Items 2-4.

1. Election of Directors. The nominees are: 01. William P. Barr

02. Helen E. Dragas

03. James O. Ellis, Jr.

04. Thomas F. Farrell II

05. John W. Harris

06. Mark J. Kington

07. Pamela J. Royal, M.D.

08. Robert H. Spilman, Jr.

09. Michael E. Szymanczyk

10. David A. Wollard

FOR AGAINST ABSTAIN

2. Ratification of Appointment of the Independent Auditors for 2015

FOR AGAINST ABSTAIN

3. Advisory Vote on Approval of Executive Compensation (Say on Pay)

FOR AGAINST ABSTAIN

4. Approval of an amendment to our Bylaws

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote “AGAINST” Items 5-11.

5. Right to Act by Written Consent

FOR AGAINST ABSTAIN

6. New Nuclear Construction

FOR AGAINST ABSTAIN

7. Report on Methane Emissions

FOR AGAINST ABSTAIN

8. Sustainability as a Performance Measure for Executive Compensation

FOR AGAINST ABSTAIN

9. Report on the Financial Risks to Dominion Posed by Climate Change

FOR AGAINST ABSTAIN

10. Adopt Quantitative Goals for Reducing Greenhouse Gas Emissions

FOR AGAINST ABSTAIN

11. Report on Bioenergy

FOR AGAINST ABSTAIN

To access future proxy materials and annual reports via Internet only, Please check this box.*

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON REVERSE SIDE.

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

Shareholders who attend the meeting must present an Admission Ticket and a government-issued photo identification. An

Admission Ticket can be requested by contacting Dominion Shareholders Services at 1-800-552-4034 or by emailing

shareholder.services@dom.com. For more information on what to bring to be admitted to the Annual Meeting, please see pages

8-9 of the Proxy Statement.

Directions to the 2015 Annual Meeting are available at www.dom.com/proxy.

*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet.

By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s

Internet site.

To access future proxy materials and annual reports via Internet only, Please check this box